Exhibit 4.2

Execution Copy

STB BEAUTY, INC.

STOCKHOLDERS AGREEMENT

Dated as of June 10, 2004

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS		1

1.1.	Certain Matters of Construction	1
1.2.	Definitions	2

ARTICLE II. COVENANTS AND CONDITIONS		10

2.1.	Restrictions on Transfers	11
2.2.	Call by the Company and the Stockholders.	14
2.3.	Take Along.	17
2.4.	Right of First Offer; Compelled Sale	18
2.5.	Corporate Governance.	20
2.6.	Supermajority Provisions.	23
2.7.	Rights of Participation.	24
2.8.	Confidentiality; Non-Solicitation.	25
2.9.	Financial and Business Information	26

ARTICLE III. REGISTRATION RIGHTS		26

3.1.	General	26
3.2.	Demand Registration Initiated by the Berkshire Stockholders.	27
3.3.	Demand Registration Initiated by the JH Stockholders.	27
3.4.	Piggyback Registration.	28
3.5.	Obligations of the Company	29
3.6.	Furnish Information	31
3.7.	Expenses of Registration	31
3.8.	Underwriting Requirements	31
3.9.	Indemnification	32
3.10.	Registration on Form S-3	35
3.11.	Reports Under Securities Exchange Act of 1934	35
3.12.	No Inconsistent Agreements	35
3.13.	Stock Split	35
3.14.	Timing and Other Limitations.	36
3.15.	Lock-up	36

ARTICLE IV. MISCELLANEOUS		36

4.1.	Appointment of Proxies.	36
4.2.	Regulatory Cooperation	37
4.3.	Remedies	37
4.4.	Entire Agreement; Amendment; Waiver	38

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4.5.	Severability	38
4.6.	Notices	39
4.7.	Binding Effects Assignment	40
4.8.	Governing Law	40
4.9.	Termination	40
4.10.	Recapitalizations, Exchanges, Etc	40
4.11.	Action Necessary to Effectuate the Agreement	40
4.12.	Purchase for Investment; Legend on Certificate	40
4.13.	Effectiveness of Transfers	41
4.14.	Other Stockholders	41
4.15.	No Waiver	42
4.16.	Counterparts	42
4.17.	Headings	42
4.18.	Third Party Beneficiaries	42
4.19.	Consent to Jurisdiction	42
4.20.	WAIVER OF JURY TRIAL	42

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STOCKHOLDERS AGREEMENT

This Stockholders Agreement (this “Agreement”) is entered into as of the 10th day of June, 2004 by and among (i) STB Beauty, Inc., a Delaware corporation (the “Company”) and (ii) the Stockholders (as defined herein) party hereto.

WHEREAS, upon consummation of the transactions contemplated by that certain Agreement and Plan of Merger dated as of May 3, 2004 (the “Merger Agreement”) by and among the Company, MD Beauty, Inc. (“MD Beauty”), STB Acquisition, Inc., JH Partners, LLC and certain stockholders and option holders of MD Beauty, the Berkshire Stockholders, the JH Stockholders, the Mezzanine Stockholders and the Other Stockholders will own the number of shares of Common Stock of the Company, each as set forth opposite their respective names on Exhibit A hereto;

WHEREAS, on the date hereof, the Management Stockholders will receive, pursuant to the 2004 Equity Incentive Plan, options to purchase shares of Common Stock of the Company, as set forth opposite their respective names on Exhibit A hereto.

WHEREAS, upon consummation of the transactions contemplated by the Merger Agreement, the Management Stockholders own the number of Rollover Options, each as set forth opposite their respective names on Exhibit A hereto; and

WHEREAS, each of the Stockholders desires to enter into this Agreement for the purpose of regulating certain relationships of the Stockholders with regard to the Company and certain restrictions on the Shares owned by the Stockholders.

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I.
DEFINITIONS

1.1.          Certain Matters of Construction.  In addition to the definitions referred to or set forth below in this Section 1:

(a)           The words “hereof”, “herein”, “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof;

(b)           Definitions shall be equally applicable to both nouns and verbs and the singular and plural forms of the terms defined; and

(c)           The masculine, feminine and neuter genders shall each include the other.

1.2.          Definitions.  For the purposes of this Agreement, the following terms shall have the following meanings:

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“2004 Equity Incentive Plan” shall mean the Company’s 2004 Equity Incentive Plan.

“Affiliate” shall mean, with respect to any specified Person, any other Person which, directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise and as used with respect to the Company or any Subsidiary of the Company, shall include any holder of at least 5% of the capital stock, or any officer or director, of the Company); provided that, with respect to each JH Stockholder, for the purposes of Section 2.8, “Affiliate” shall also include JH Partners, LLC, JH Capital Partners, LP, Jesse.Hansen CoVe, Siberia Investment Company and any successor fund controlled by JH Partners, LLC or any of its Affiliates.

“Agreement” shall have the meaning set forth in the first paragraph of this Agreement.

“Associate” (i) when used to indicate a relationship with any Person shall mean, (a) any corporation or organization of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar fiduciary capacity, and (c) any relative of such Person who has the same home as such Person, is a parent, aunt or uncle, sibling, spouse, in-law, child, niece or nephew or grandchild of such Person, or the spouse of any of them, or (ii) when used to indicate a relationship with the Company, shall also mean a director or officer of the Company or any Subsidiary.  Neither the Company nor any of its Subsidiaries shall be deemed an Associate of any Stockholder.

“Berkshire Representatives” shall have the meaning as set forth in Section 2.5(a).

“Berkshire Stockholders” shall mean (i) those Persons listed as the Berkshire Stockholders on the signature pages hereof, and (ii) their Permitted Transferees (other than the Company and any transferee acquiring under clause (viii) of the definition of Permitted Transferee).

“BNP Paribas” means Paribas North America, Inc., a Delaware corporation or other Permitted Transferee that is an Affiliate of Paribas North America, Inc., for so long as such entity is a Stockholder.

“Board” or “Board of Directors” shall mean the Board of Directors of the Company as the same shall be constituted from time to time.

“Call Event” shall have the meaning as set forth in Section 2.2(a).

“Call Group” shall have the meaning as set forth in Section 2.2(a).

“Call Notice” shall have the meaning as set forth in Section 2.2(a).

“Call Option” shall have the meaning as set forth in Section 2.2(a).

“Call Price” shall have the meaning as set forth in Section 2.2(b).

“Call Securities” shall mean all of the Shares, Rollover Options, vested Time Options and vested and earned Performance Options which are owned by the members of the Call Group on the date of a Call Event.

“Cause” shall have the meaning as set forth below, except with respect to any Management Stockholder who is employed by the Company or one of its Subsidiaries pursuant to an effective written employment agreement, if any, between the Company and/or one of its Subsidiaries and such Management Stockholder in which there is a definition of “Cause”, in which event the definition of “Cause” as set forth in such employment agreement shall be deemed to be the definition of “Cause” herein solely for such Management Stockholder and only for so long as such employment agreement remains effective.

In all other events, the term “Cause” shall mean that the Board of Directors of the Company has determined, in its reasonable judgment, that any one or more of the following has occurred:

(i)           the Management Stockholder shall have been convicted of, or shall have pleaded guilty or nolo contendere to, a felony;

(ii)          the Management Stockholder shall have breached any non-competition agreement between the Management Stockholder and the Company or its Affiliates; or

(iii)         the Management Stockholder shall have openly disregarded his or her responsibilities to the Company and/or its Affiliates and shall have refused to devote substantial time and energy to the business and affairs of the Company and/or its Affiliates (other than due to Disability or temporary disability which, in the reasonable judgment of the Board of Directors, causes the Management Stockholder to be incapable of devoting such time and energy) within 30 days after written notification by the Board of Directors that, in their good faith judgment, the Management Stockholder has consistently failed to do so.

“Common Stock” shall mean the Company’s common stock, $0.01 par value per share, that the Company may be authorized to issue from time to time, any other securities of the Company into which such Common Stock may hereafter be changed or for which such Common Stock may be exchanged after giving effect to the terms of such change or exchange (by way of reorganization, recapitalization, merger, consolidation or otherwise) and shall also include any common stock of the Company hereafter authorized and any capital stock of the Company of any other class hereafter authorized which is not preferred as to dividends or distribution of assets in liquidation over any other class of capital stock of the Company and which has ordinary voting power for the election of directors of the Company.

“Company” shall mean STB Beauty, Inc., a Delaware corporation, and its successors and assigns.

“Company Note” shall have the meaning as set forth in Section 2.2(c).

“Company Option Period” shall have the meaning as set forth in Section 2.1(a).

“Company Sale” shall mean any transaction whether by sale of stock, sale of assets, merger, recapitalization, reorganization or otherwise, pursuant to which one or more Third Parties shall own in excess of 50% of the common equity or assets of the Company on a fully diluted basis (assuming exercise of all Options), in each case in a single transaction or series of related transactions.

“Compelled Sale” shall mean a Company Sale in which one hundred percent (100%) of the equity or assets of the Company shall be transferred to an unaffiliated Third Party, whether by sale of stock, sale of assets, merger, recapitalization, reorganization or otherwise.

“Compelled Sale Notice” shall have the meaning as set forth in Section 2.4(b).

“Credit Agreement” shall mean the Credit Agreement dated as of June 10, 2004 by and among MD Beauty, Inc., the Company, the Lenders (as defined therein), and BNP Paribas, as administrative agent for the Lenders, together with all exhibits and schedules thereto.

“Default” shall have the meaning as set forth in Section 2.2(c).

“Disability” shall mean permanent disability within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended, unless otherwise defined in a separate written employment agreement between the Company and/or one of its Subsidiaries and the person whose disability is in question in which event the definition of “Disability” as set forth in such employment agreement shall be deemed to be the definition of “Disability” herein solely for such person and only for so long as such employment agreement remains effective.

“Existing Incentive Plans” shall mean each of the MD Beauty, Inc. 2001 Stock Plan and the Bioceutix Inc. 2001 Stock Option/Stock Issuance Plan, which plans shall be assumed by the Company effective upon the consummation of the Merger.

“Fair Market Value” shall mean the fair value per share of the applicable Shares as of the applicable date on the basis of a sale of such Shares in an arms length private sale between a willing buyer and a willing seller, neither acting under compulsion.  In determining such Fair Market Value, no discount shall be taken for constituting a minority interest or for the illiquidity of such shares and no upward adjustment or discount shall be taken relating to the fact that the Shares in question are subject to the restrictions and entitled to the rights provided hereunder.

Such Fair Market Value shall be determined in good faith by the Board of Directors of the Company

“Federal Bankruptcy Code” means Title 11 of the United States Code.

“First Offer” shall have the meaning as set forth in Section 2.4(a).

 “Fund I” shall mean Gleacher Mezzanine Fund I, L.P.

“Fund P” shall mean Gleacher Mezzanine Fund P, L.P.

“Holder” or “Holders” shall mean the holder or holders of Registrable Securities.

“Incentive Plans” shall mean the 2004 Equity Incentive Plan and the Existing Incentive Plans.

“Investment Price” shall mean an amount per Share equal to the price per Share paid for such Share at the time of initial purchase thereof (subject to appropriate adjustments for stock splits, recapitalizations and the like).

“Involuntary Transfer” shall have the meaning as set forth in Section 2.1(a).

“JH Representatives” shall have the meaning as set forth in Section 2.5(a).

“JH Stockholders” shall mean (i) those Persons listed as the JH Stockholders on the signature pages hereof and (ii) their Permitted Transferees (other than the Company and any transferee acquiring under clause (viii) of the definition of Permitted Transferee).

“Management Proxy” shall have the meaning as set forth in Section 4.1(a).

“Management Representative” shall have the meaning as set forth in Section 2.5(a).

“Management Stockholders” shall mean (i) those Persons listed as the Management Stockholders on the signature pages hereof and (ii) their Permitted Transferees (other than the Company).

“Merger Agreement” shall have the meaning as set forth in the recitals.

“Mezzanine Stockholders” shall mean each of (i) Fund I, Fund P and York Street for so long as such Person holds Shares and (ii) their Permitted Transferees (other than the Company) for so long as such Persons hold such Shares

“New Securities” shall have the meaning as set forth in Section 2.7(b).

“Non-Requesting Party” shall have the meaning as set forth in Section 2.4(a).

“Offer Notice” shall have the meaning as set forth in Section 2.4(a).

“Offer Price” shall have the meaning as set forth in Section 2.4(a).

“Offer Terminate Date” shall have the meaning as set forth in Section 2.4(a)

“Options” shall mean the Time Options, Performance Options, and Rollover Options.

“Other Stockholders” shall mean (i) those Persons listed as the Other Stockholders on the signature pages hereof, (ii) their Permitted Transferees (other than the Company), and (iii) those Persons described in Section 4.14(iv) hereof.

“Outside Representatives” shall have the meaning as set forth in Section 2.5(a).

“Performance Options” shall mean, collectively, the options, granted to Management Stockholders under the 2004 Equity Incentive Plan, to purchase shares of the Company’s Common Stock, the number of earned shares of which is subject to the attainment of certain performance targets as determined by the requisite vote (as set forth in the 2004 Equity Incentive Plan) of the Board of Directors, on the terms set forth therein.

“Permitted Transfer” shall mean:

(i)           a Transfer of Shares by any Stockholder who is a natural person to (A) such Stockholder’s spouse, children (including legally adopted children and stepchildren) and grandchildren, (B) a trust for the benefit of the Stockholder and/or any of the persons described in clause (A), or (C) a limited partnership or limited liability company whose sole partners or members, as the case may be, are the Stockholder and/or any of the persons described in clause (A) or clause (B); provided, that the Stockholder transferring such Shares in any of clauses (A), (B) or (C) retains exclusive power to exercise all rights under this Agreement;

(ii)          a Transfer of Shares by any Stockholder to the Company;

(iii)         a Transfer of Shares by a Stockholder upon death or in capacity to such Stockholder’s estate, executors, administrators and personal representatives, and then to such Stockholder’s legal representatives, heirs or legatees (whether or not such recipients are a spouse, children, grandchildren, parents or siblings of such Stockholder), provided, that, in the case of a Management Stockholder whose Shares were subject to the provisions of Section 2.2 immediately prior to such Management Stockholder’s death, the Company has not exercised its Call Option with respect to such Shares under Section 2.2;

(iv)         a Transfer of Shares (a) by any Berkshire Stockholder to any Affiliate of Berkshire Partners LLC or any of the employees, partners, members or Affiliates of such Berkshire Stockholder or any such Affiliate or (b) between any Berkshire Stockholders;

(v)          a Transfer of Shares (a) by any JH Stockholder to any Affiliate of JH MDB Investors, L.P. or any of the employees, partners, members or

Affiliates of such JH Stockholder or any such Affiliate or (b) between any JH Stockholders;

(vi)         a Transfer of Shares from any Other Stockholder which is a corporation,  partnership or limited liability company to any Affiliate of such Other Stockholder;

(vii)        a Transfer of Shares from any Mezzanine Stockholder to (a) any Affiliate of a Mezzanine Stockholder, which will include one or more newly created funds which is (A) under common or affiliated management with such Mezzanine Stockholder or (B) managed by a group of Persons which includes a material number of such Mezzanine Stockholder professionals and which, in each case, invests in equity securities and is a “qualified institutional buyer” or “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act), so long as such transfer is made as part of a transaction or series of transactions pursuant to which such Stockholder transfers a material portion of its equity investments to any one or more such funds; (b) any member or partner of a Mezzanine Stockholder, in the case of a Mezzanine Stockholder organized as a limited liability company, limited partnership or general partnership; (c) any other Stockholder; (d) any other Mezzanine Stockholder or any of their respective Affiliates; or (e) in the case of any Mezzanine Stockholder who is also a holder of any indebtedness of the Company under the Senior Subordinated Loan Agreement or whose Affiliates are holders of any such indebtedness thereunder, (X) any transferee (other than a Participant as defined in the Senior Subordinated Loan Agreement) of any such indebtedness pursuant to and in connection with a transfer permitted under the Senior Subordinated Loan Agreement of (I) at least half of the indebtedness held by the Mezzanine Stockholder as of the date hereof or (II) a proportionate or greater (as compared to the percentage of such Mezzanine Stockholder’s Shares being transferred) amount of such indebtedness or (Y) as an equity participation in connection with a sale of a participating interest under Section 10.12.2 of the Senior Subordinated Loan Agreement in (I) at least half of the indebtedness held by the Mezzanine Stockholder as of the date hereof or (II) a proportionate or greater (as compared to the percentage of such Mezzanine Stockholder’s equity with respect to which such participation is being granted) amount of such indebtedness;

(viii)       a Transfer of Shares from any Stockholder if such Transfer is first approved by a Supermajority Vote or, after the occurrence of a Trigger Event, by Berkshire Stockholders holding a majority of the Shares held by all Berkshire Stockholders; and

(ix)  any transfer of Shares made in accordance with Section 2.3.

provided, however, that Options may only be transferred in accordance with the terms of the applicable Incentive Plan; and provided, further, that no Permitted Transfer shall be effective unless and until the transferee of the Shares or Options so transferred complies with Section 4.13 hereof, including without limitation, executing and delivering to the Company a counterpart of this Agreement and agreeing to be bound hereunder in the same manner and to the same extent as the Stockholder from whom the Shares or Options were transferred.  Except in the case of a Permitted Transfer pursuant to clause (ii) above, from and after the date on which a Permitted Transfer becomes effective, the Permitted Transferee of the Shares or Options so transferred shall have the same rights, and shall be bound by the same obligations, under this Agreement as the transferor of such Shares or Options and shall be deemed for all purposes hereunder (i) a “JH Stockholder” in the case of a Permitted Transfer from a “JH Stockholder”, (ii) a “Berkshire Stockholder” in the case of a Permitted Transfer from a “Berkshire Stockholder”, (iii) a “Management Stockholder” in the case of a Permitted Transfer from a “Management Stockholder”, (iv) an “Other Stockholder” in the case of a Permitted Transfer from an “Other Stockholder” and (v) a “Mezzanine Stockholder” in the case of a Permitted Transfer from a “Mezzanine Stockholder”.  No Permitted Transfer shall conflict with or result in any violation of a judgment, order, decree, statute, law, ordinance, rule or regulation.

“Permitted Transferee” shall mean any person or entity who shall have acquired and who shall hold Shares or Options pursuant to a Permitted Transfer.

“Person” shall mean any individual, partnership, corporation, association, limited liability company, trust, joint venture, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Proportionate Share” shall have the meaning as set forth in Section 2.1(a).

“Proprietary Information” shall have the meaning as set forth in Section 2.8.

“Public Offering” shall mean the completion of a sale of Common Stock pursuant to a registration statement which has become effective under the 1933 Act (excluding registration statements on Form S-4, S-8 or similar limited purpose forms).

“Qualified Public Offering” shall mean a Public Offering in which the aggregate price to the public of all Common Stock sold in such offering shall exceed $25,000,000.

“register,” “registered” and “registration” shall have the meaning as set forth in Section 3.1.

“Registrable Securities” shall mean (i) all shares of Common Stock held by any Stockholder, (ii) all shares of Common Stock issuable upon the exercise of Options, to the extent exercisable, held by any Stockholder, and (iii) any other common equity securities of the Company issued in exchange for, upon a reclassification of, or in a distribution with respect to, such Common Stock.  As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (a) a registration statement (other than a registration statement on Form S-8) with respect to the sale of such securities shall have become effective under the 1933 Act and such securities shall have been disposed of in accordance with such registration statement, (b) a registration statement on Form S-8 with respect to such securities shall have become effective under the 1933 Act, or (c) such securities shall have been sold under Rule 144

(or any successor provision) under the 1933 Act and such securities may be resold by the Holder thereof without registration under the 1933 Act.

“Requesting Party” shall have the meaning as set forth in Section 2.4(a).

“Rollover Options” shall mean, collectively, the vested options retained by certain Management Stockholders under the Existing Incentive Plan to purchase shares of Common Stock on the terms set forth therein and in the stock option agreements issued pursuant thereto, in each case as set forth on Exhibit A under the column headed “Rollover Options”.

“Rollover Shares” shall mean Shares issued after the date hereof upon the exercise of Rollover Options.

“Sale Request” shall have the meaning as set forth in Section 2.3(a).

“Schedule” shall refer to the Schedule of Stockholders attached hereto as Exhibit A.

“Seller” shall have the meaning as set forth in Section 2.3(a).

“Shares” shall mean all (i) shares of Common Stock held by Stockholders from time to time or (ii) securities of the Company issued in exchange for, upon reclassification of, or as a distribution in respect of, any of the foregoing.

“Stockholders” shall mean, collectively, the Berkshire Stockholders, the JH Stockholders, the Management Stockholders, the Other Stockholders and the Mezzanine Stockholders.

“Senior Subordinated Loan Agreement” shall mean the Senior Subordinated Loan Agreement dated on or around June 10, 2004 among MD Beauty, Inc., the Company, the Lenders (as defined therein), Gleacher Mezzanine LLC, as co-arranger, and York Street Capital Partners, L.L.C., as co-arranger, together with all exhibits and schedules thereto.

“Subsidiary” with respect to any entity (the “parent”) shall mean any corporation, firm, association or trust of which such parent, at the time in respect of which such term is used, (i) owns directly or indirectly more than fifty percent (50%) of the equity or beneficial interest, on a consolidated basis or (ii) owns directly or controls with power to vote, indirectly through one or more Subsidiaries, shares of the equity or beneficial interest having the power to elect more than fifty percent (50%) of the directors, trustees, managers or other officials having powers analogous to that of directors of a corporation.  Unless otherwise specifically indicated, when used herein the term Subsidiary shall refer to a direct or indirect Subsidiary of the Company.

“Supermajority Vote” shall mean the affirmative vote of (i) JH Stockholders holding a majority of all Shares held by JH Stockholders and (ii) Berkshire Stockholders holding a majority of all Shares held by Berkshire Stockholders.

“Take Along Group” shall have the meaning as set forth in Section 2.3(a).

“Third Party” shall mean any person other than the Company, any Berkshire Stockholder, any JH Stockholder, or any Affiliate of any Berkshire Stockholder or JH Stockholder..

“Time Options” shall mean, collectively, the time vested options granted to certain Management Stockholders under the 2004 Equity Incentive Plan, to purchase shares of the Company’s Common Stock on the terms set forth therein.

“Transfer” shall mean to transfer, sell, assign, pledge, hypothecate, give, create a security interest in or lien on, place in trust (voting or otherwise), assign or in any other way encumber or dispose of, directly or indirectly and whether or not by operation of law or for value, any Shares or Options.

“Transfer Date” shall have the meaning as set forth in Section 2.1(a).

“Transferring Stockholder” shall have the meaning as set forth in Section 2.1(a).

“Trigger Event” shall mean the occurrence of any of the following:

i.                                       The failure (for any reason) of John Hansen (“Hansen”), in his personal capacity (subject to applicable community property laws) or through trusts for the benefit of his children, to own at any time, directly or indirectly, at least 4,460,635 shares of the 14,868,783 shares of Common Stock directly owned by JH MDB Investors, L.P.

ii.                                    The failure (for any reason) of (x) Hansen to own interests in JHMD Beauty GP, LLC giving Hansen the right to direct the management and affairs of JHMD Beauty GP, LLC or (y) JHMD Beauty GP, LLC to have the right to direct the affairs of JH MDB Investors, L.P. (including, without limitation, the ability to vote and dispose of any securities held by JH MDB Investors, L.P.).

iii.                                 The consummation of any Transfer of Shares by a JH Stockholder to any natural person or entity other than an entity the affairs of which Hansen has the right to direct, by means of a voting agreement or otherwise (including, without limitation, the ability to vote and dispose of such Shares on and after such Transfer); provided that if, prior to such transfer, such JH Stockholder provides evidence reasonably satisfactory to the Berkshire Stockholders that the transferee is an entity the affairs of which Hansen has the right to direct, such Transfer shall be deemed not to be a Trigger Event.

“Voluntary Termination” shall mean any voluntary termination of employment with the Company by a Management Stockholder.  The term Voluntary Termination shall not include termination of employment due to death, Disability or retirement.

“York Street” shall mean York Street Mezzanine Partners, L.P.

ARTICLE II.
COVENANTS AND CONDITIONS

2.1.          Restrictions on Transfers.  No Stockholder may Transfer all or any part of the Shares owned by such Stockholder to anyone other than (i) a Permitted Transferee (subject to Section 2.1(c) below) or (ii) in accordance with the following procedures.  Any attempted Transfer of Shares not permitted by this Section 2.1 shall be null and void and the Company shall not in any way give effect to such impermissible Transfer.  Any attempted Transfer of Options not permitted by the applicable Incentive Plan shall be null and void and the Company shall not in any way give effect to such impermissible Transfer.

(a)           Involuntary Transfer

(i)           Any Stockholder who is the subject of an Involuntary Transfer (as defined below) (the “Transferring Stockholder”), shall notify the Company in writing within ten (10) days of such Involuntary Transfer (but the failure to give such notice shall not affect the rights of the parties hereunder).  For purposes of this Section 2.1(c), the later of receipt of such notice by the Company and the other Stockholders and the date of such Involuntary Transfer shall be the “Transfer Date”.

(ii)          For a period of twenty (20) days after the Transfer Date (the “Company Option Period”), the Company may, by notice in writing to the Transferring Stockholder, elect in writing to purchase any or all of the Shares subject to the Involuntary Transfer at the Fair Market Value of such Shares.

(iii)         If the Company does not elect to purchase any of the Shares subject to the Involuntary Transfer, or exercises such right only with respect to a portion of such Shares, then for a period of twenty (20) days commencing on the earlier of (a) the date, if any, that the Transferring Stockholder notifies the other Stockholders in writing that the Company has determined either not to exercise such right of purchase or to exercise such right only with respect to a portion of the Shares subject to the Involuntary Transfer, and (b) the expiration of the Company Option Period, the other Stockholders shall have the right to purchase all or any portion of such Shares subject to the Involuntary Transfer not so elected to be purchased by the Company, at the Fair Market Value of such Shares.  The specific number of such Shares subject to the Involuntary Transfer remaining after the Company has exercised its right pursuant to clause (ii) to which each other Stockholder shall be entitled to purchase shall be determined on a pro rata basis in proportion to the respective number of shares of Common Stock owned beneficially by each such Stockholder as of the Transfer Date in relation to the total number of shares of Common Stock owned beneficially by all such Stockholders (for each such Stockholder, its “Proportionate Share”).  Each such Stockholder shall also be entitled to indicate a desire to purchase all or a portion of any Shares subject to the Involuntary Transfer remaining after such pro rata allocation.  Each such Stockholder shall be allocated the maximum amount of Shares subject to the Involuntary Transfer set forth in such Stockholder’s offer to purchase, unless such allocation would result in the allocation of more securities in the aggregate than are available for purchase by the other Stockholders, in which case such Shares subject to the Involuntary Transfer shall be allocated among the Stockholders pro rata in accordance with each such Stockholder’s Proportionate Share; provided, however, that if the foregoing results in any Stockholder being allocated more than the maximum amount of Shares subject to the Involuntary Transfer specified in such Stockholder’s offer to purchase, such Stockholder will be allocated such maximum amount and the excess will be allocated as provided in this sentence (including this proviso).

(iv)         Any Shares subject to the Involuntary Transfer not accepted pursuant to clauses (ii) and (iii) above shall be Transferred in accordance with the terms and conditions of the Involuntary Transfer.

(v)          For purposes of this Agreement, the term “Involuntary Transfer” shall mean any involuntary sale, transfer, encumbrance or other disposition (other than as a result of the death of the Stockholder) by or in which any Stockholder shall be deprived or divested of any right, title or interest in or to any Shares, including without limitation (I) any levy of execution, transfer in connection with bankruptcy, reorganization, insolvency or similar proceedings, (II) any transfer to a public officer or agency pursuant to any abandoned property or escheat law, or (III) any transfer to the spouse of an individual or change in the record holder made pursuant to divorce proceedings.  A Transfer pursuant to Section 2.2 hereof shall not be deemed to be an Involuntary Transfer.

(b)           Any Transfer of Shares pursuant to this Section 2.1 shall remain subject to the Transfer restrictions of this Agreement and each intended transferee pursuant to this Section shall execute and deliver to the Company a counterpart of this Agreement, which shall evidence such transferee’s agreement that the Shares intended to be transferred shall continue to be subject to this Agreement and that as to such Shares the transferee shall be bound by the restrictions of this Agreement as a Stockholder hereunder.

(c)           Come Along.   Notwithstanding anything to the contrary contained herein, no Berkshire Stockholder or JH Stockholder may Transfer Shares to a person described in subsection (viii) of the definition of “Permitted Transferee” (a “Covered Transfer”) without complying with the terms and conditions set forth in this Section 2.1(c).

(i)           Any Berkshire Stockholder or JH Stockholder when desiring to effect a Covered Transfer (the “Transferor”) shall give not less than thirty (30) days prior written notice of such intended Transfer to each Mezzanine Stockholder, Other Stockholder and Management Stockholder and the Company.  Such notice (the “Participation Notice”) shall set forth the terms and conditions of such proposed Covered Transfer, including the name of the prospective transferee, the number of Shares proposed to be transferred (the “Participation Securities”) by the Transferor, the percentage of the total number of shares of Common Stock held by the Transferor that the Participation Securities constitutes (the “Come Along Percentage”), the purchase price per share of Common Stock proposed to be paid therefor, the payment terms and type of transfer to be effectuated and the proposed time and place of closing.  Within fifteen (15) days following the delivery of the Participation Notice by the Transferor to each Mezzanine Stockholder, Other Stockholder and Management Stockholder and the Company, each notified Stockholder desiring to participate in such proposed Covered Transfer (each, a “Participating Offeree”) shall, by notice in writing to the Transferor and to the Company, have the opportunity and right to sell to the purchasers in such proposed Covered Transfer (upon the same terms and conditions as the Transferor) up to that number of shares of Common Stock, as the case may be, subject to the last sentence of Section 2.1(c)(iii) below, as shall equal the product of (A) the Come Along Percentage and (B) the number of shares of Common Stock owned by such Participating Offeree.  The Transferor shall attempt to obtain inclusion in the proposed Covered Transfer of the entire number of Shares which the Transferor and the Participating Offerees desire to have included in the proposed Covered Transfer.  In the event the Transferor shall be unable to obtain the inclusion of such entire number of shares of Common Stock in the proposed Covered Transfer, the number of shares of Common Stock to be sold in the Covered Transfer by each Participating Offeree and the Transferor shall be determined in accordance with Section 2.1(c)(iii) below.  The terms and conditions of any sale pursuant to this Section 2.1(c) shall be the same as set forth in the Participation Notice, except as is provided in Section 2.1(c)(iii) below and except that the actual date of the closing of any proposed Covered Transfer may change.

(ii)          At the closing of any proposed Covered Transfer in respect of which a Participation Notice has been delivered, the Transferor, together with all Participating Offerees, shall deliver to the proposed transferee certificates evidencing the Shares to be sold thereto duly endorsed with stock powers and shall receive in exchange therefor the consideration to be paid or delivered by the proposed transferee in respect of such Shares as described in the Participation Notice.

(iii)         In the event that the Transferor under this Section 2.1(c) fails to complete the proposed Transfer within 90 days from the date of the Participation Notice, in order to complete a Transfer after such 90-day period, the Transferor must separately comply with this Section 2.1(c).

(iv)         The acceptance of each Participating Offeree shall be irrevocable except as hereinafter provided, and each such Participating Offeree shall be bound and obligated to sell, on the same terms and conditions specified in the Participation Notice as the Transferor (subject to all of the provisions of this Agreement), such number of Shares as specified in such Participating Offeree’s written commitment; provided, however, that in the case of vested Performance Options, Time Options and Rollover Options (for which the exercise price is less than the price per share of Common Stock being paid in the Transfer), the holders of such securities shall have the opportunity to exercise such Performance Options, Time Options and Rollover Options (if then exercisable) and participate in such sale as holders of Common Stock.  In the event the Transferor shall be unable to obtain the inclusion in the sale of all Shares which the Transferor and each Participating Offeree desires to have included in the sale, the number of Shares to be sold in the sale by the Transferor and each Participating Offeree shall be reduced on a pro rata basis according to the proportion which the number of Shares which each such party desires to have included in the sale bears to the total number of Shares desired by all such parties to have included in the sale.

(v)          In connection with any Covered Transfer, the Participating Offerees shall be obligated to become liable in respect of any representations, warranties, covenants, indemnities or otherwise to the transferee solely to the extent provided in the immediately following sentence.  Without limiting the generality of the foregoing, each Participating Offeree agrees to execute and deliver such agreements as may be reasonably specified by the Transferor to which such Transferor will also be party, including, without limitation, agreements to (A) (1) make individual representations, warranties, covenants and other agreements as to the unencumbered title to its Shares and its power, authority and legal right to Transfer such Shares and the absence of any Adverse Claim with respect to such Shares and (2) be liable without limitation as to such representations, warranties, covenants and other agreements and (B) be liable (whether by purchase price adjustment, indemnity payments or otherwise) in respect of representations, warranties, covenants and agreements in respect of the Company and its subsidiaries; provided, however, that the aggregate amount of liability described in this clause (v) in connection with any Covered Transfer shall not exceed the lesser of (Y) such Participating Offeree ‘s pro rata portion of any such liability, to be determined in accordance with such Participating Offeree’s portion of the total number of Shares included in such Covered Transfer or (Z) the proceeds to such Participating Offeree in connection with such Covered Transfer.

2.2.          Call by the Company and the Stockholders.

(a)           Upon the termination of the employment of any Management Stockholder by the Company or any of its Subsidiaries (a “Call Event”) for any reason, the Company or its designee shall have the right to purchase (the “Call Option”), by delivery of a written notice (the “Call Notice”) to such terminated Management Stockholder no later than ninety (90) days after the date of such Call Event, and such Management Stockholder and such Management Stockholder’s Permitted Transferees (collectively, the “Call Group”) shall be required to sell all (but not less than all) of the Call Securities at a price per share equal to the Call Price (as defined below) of such Call Securities as of the date the Call Notice is delivered; provided that for purposes of determining whether all such Call Securities have been purchased, securities purchased by other Stockholders pursuant to Section 2.2(d) below shall be deemed to have been purchased by the Company.

(b)           For purposes of this Section 2.2, the term “Call Price” shall mean

(i)           with respect to Shares other than Rollover Shares, in the event of a termination of a Management Stockholder’s employment (A) by the Company without Cause, (B) by virtue of death or Disability, (C) upon retirement in accordance with Company policy, or (D) by Voluntary Termination, the Fair Market Value of such Shares;

(ii)          with respect to Shares other than Rollover Shares, in the event of a termination of a Management Stockholder’s employment by the Company for Cause, the lower of (x) the Investment Price or (y) the Fair Market Value of all Shares then held by such Management Stockholder;

(iii)         with respect to any Rollover Options, in the event of a termination for Cause, the lower of (A) the difference between (i) $2.6902 and (ii) the exercise price of such Rollover Options and (B) the difference between (i) the Fair Market Value per share and (ii) the exercise price of such Rollover Options; provided that the Call Option shall not apply to Rollover Options if the Management Stockholder’s employment is terminated other than for Cause;

(iv)         with respect to any Rollover Shares, in the event of a termination for Cause, the lower of (A) $2.6902 and (B) the Fair Market Value per share; provided that the Call Option shall not apply to Rollover Shares if the Management Stockholder’s employment is terminated other than for Cause;

(v)          with respect to any vested Time Options and vested and earned Performance Options, (A) upon a termination for Cause, zero, as such Options shall automatically expire as set forth in the Option Certificates pursuant to which they were granted and (B) upon any other termination, the difference between (x) the Call Price for the Shares underlying such Time Options or Performance Options, as the case may be (calculated as if the Shares underlying such Time Options or Performance Options, as the case may be were outstanding and had been called pursuant to this Section 2.2 and therefore calculated in accordance with the procedures set forth in clauses 2.2(b)(i) and 2.2(b)(iii) above) minus (y) the exercise price of such vested Time Options or vested and earned Performance Options, as the case may be; provided, that such difference shall not be less than zero; and

(vi)         with respect to any unvested Time Options or unvested Performance Options, zero, as such options shall automatically expire as set forth in the Option Certificates pursuant to which they were granted.

(c)           The closing of any purchase of Call Securities by the Company pursuant to Section 2.2(a) shall take place at the principal office of the Company no later than the 180th day after the Call Event.  At such closing, the Company shall deliver to the Call

Group consideration (as set forth below) in an amount equal to the aggregate Call Price payable in respect of such Call Securities against delivery of (i) original stock certificates and stock powers duly endorsed in favor of the Company representing the Call Securities, and (ii) an executed agreement, in form reasonably satisfactory to the Company, evidencing the cancellation of any Rollover Options, vested Time Options and vested and earned Performance Options purchased at such closing. The Company shall pay the Call Price by (i) paying the Call Group in cash, (ii) if required to maintain compliance under any loan or credit agreement or promissory note to which the Company or any subsidiary is a party, issuing a subordinated promissory note in a principal amount equal to the purchase price which note shall be subordinated on terms satisfactory to the respective lenders and/or purchasers under each such agreement or note who are contractually entitled to such subordination or (iii) a combination of (i) and (ii).  The principal of such note (the “Company Note”) will be due and payable in five equal annual installments, the first such installment becoming due and payable on the first anniversary of the issuance of such note, and interest will accrue thereon at a rate equal to the applicable federal rate on the date of issuance of the Company Note plus 3% and be payable annually in arrears.  Such Company Note may be prepaid by the Company in whole at any time or in part from time to time without premium or penalty and shall otherwise be in the form approved by the Board.  The Company shall not be obligated to make any payment pursuant to this Section 2.2(c) or any payment of principal or interest due under a Company Note if such payment would cause the Company or any Subsidiary to be in violation of applicable law or in default under or otherwise in violation of the terms of, or limited by the ceiling in the availability or credit advances under, any loan, credit or investment agreement or promissory note to which the Company or any Subsidiary is a party (a “Default”).  In the event the Company cannot make the payments of principal and interest due under a Company Note because it is in Default, the Company will undertake to make such payments at such time as the Company is no longer in Default and would not be so in Default (i) by virtue of the delivery of any payments, (ii) by delivery of such Company Note or (iii) by any payment of principal and interest due under such Company Note, as contemplated herein.

(d)           Notwithstanding anything set forth in this Section 2.2 to the contrary, if the Company does not elect to exercise the Call Option or exercises the Call Option with respect to only a portion of the Call Securities, the Board shall delegate the right to exercise the Call Option to the Stockholders, and shall notify the Stockholders of such delegation within 45 days of the Call Event, and the Stockholders shall have the right, but not the obligation to exercise the Call Option and to acquire such Call Securities at the Call Price and on the same terms and conditions as set forth in Section 2.2(c) which apply to the purchase of Call Securities by the Company, except all payments pursuant to this Section 2.2(d) shall be made in immediately available funds.  The specific number of Call Securities remaining after the Company has exercised the Call Option which each Stockholder shall be entitled to acquire shall equal such Stockholder’s Proportionate Share of such Call Securities.  Each such Stockholder shall also be entitled to indicate within 30 days of receiving notice a desire to purchase all or a portion of any available Call Securities above such amount.  Each such Stockholder shall be allocated the maximum amount of Call Securities set forth in such Stockholder’s offer to purchase, unless such allocation would result in the allocation of more Call Securities in the aggregate than are available for purchase by the Stockholders, in which case such Call Securities shall be allocated among the Stockholders pro rata in accordance with each such Stockholders’ Proportionate Shares; provided, however, that if the foregoing results in any Stockholder being allocated more than the maximum amount of Call Securities specified in such Stockholder’s offer to purchase, such Stockholder will be allocated such maximum amount and the excess will be allocated as provided in this sentence (including this proviso).

2.3.          Take Along.

(a)           If (i) at any time JH Stockholders holding a majority of the Shares held by all JH Stockholders and Berkshire Stockholders holding a majority of the Shares held by all Berkshire Stockholders or (ii) at any time after the occurrence of a Trigger Event, Stockholders holding a majority of all Shares (which majority includes Berkshire Stockholders holding a majority of the Shares held by all Berkshire Stockholders) (such Stockholders being referred to herein as the “Take Along Group”) elect to consummate, or cause the Company to consummate, a Company Sale, then upon ten (10) business days written notice by the Take Along Group to each other Stockholder, which notice shall set forth the terms and conditions of such proposed Company Sale or exchange, including the name of the prospective transferee, the number of Shares proposed to be sold or exchanged by the Take Along Group, if any, in the Company Sale, the percentage of Shares held by the Take Along Group which are being sold in such Company Sale (the “Take Along Percentage”), the consideration to be received by the Take Along Group and the proposed time and place of closing (such notice being referred to as the “Sale Request”), each other Stockholder (each, a “Seller”), in the event the Company Sale is consummated, shall be obligated to consummate, consent to and raise no objection to the proposed Company Sale and take all other actions reasonably necessary or desirable to consummate the proposed Company Sale on the terms proposed by the Take Along Group as set forth in the Sale Request.  Without limiting the generality of the foregoing, (i) if the Company Sale is structured as a merger, consolidation or sale of assets, each Seller will vote or cause to be voted all Shares that he holds or with respect to which he has the power to direct the voting and which he is entitled to vote on such proposed Company Sale in favor of such proposed Company Sale and will waive all appraisal and dissenters rights and hereby grants a proxy in favor of the Take Along Group to vote the Seller’s Shares in accordance with this Section 2.3(a) and (ii) if the Company Sale is structured as a sale or redemption of Shares, each Seller will agree to sell the Take Along Percentage of its Shares on the same terms and conditions as the Take Along Group.  Each proxy granted in the foregoing sentence is irrevocable, coupled with an interest and shall survive until the expiration of the provisions of this Section 2.3(a).  If required, each Seller shall deliver certificates for all of its Shares being Transferred pursuant to this Section 2.3(a) at the closing of the proposed Transfer, free and clear of all claims, liens and encumbrances.  The terms and conditions of any sale pursuant to this Section 2.3(a) shall be no less favorable than those set forth in the Sale Request and shall result in each holder receiving the same form and amount of consideration per share; provided, however, that in the case of Options, the holders of such securities shall have the opportunity to either (i) exercise such Options (if then exercisable) and participate in such sale as holders of Common Stock issuable upon such exercise, or (ii) upon the consummation of the sale, receive in exchange for such Options the amount determined by multiplying (1) the same amount of consideration per share received by the Stockholders for which the Option is then exercisable less the exercise price or conversion price per share of such Option by (2) the number of shares of Common Stock of such class represented by such Option.

(b)           Each Stockholder, whether in his capacity as a Seller, Stockholder, officer or director of the Company, or otherwise, shall take or cause to be taken all such commercially reasonable actions in order expeditiously to consummate any Company Sale and any related transactions, including, without limitation, executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments as may be reasonably requested and otherwise cooperating with the Take Along Group and any prospective buyer; provided, however, that Stockholders shall be obligated to become liable in respect of any representations, warranties, covenants, indemnities or otherwise to the Third Party solely to the extent provided in the immediately following sentence.  Without limiting the generality of the foregoing, each Stockholder agrees to execute and deliver such agreements as may be reasonably specified by the Take Along Group to which such Take Along Group will also be party, including, without limitation, agreements to (i) (1) make individual representations, warranties, covenants and other agreements as to the unencumbered title to its Shares and its power, authority and legal right to Transfer such Shares and the absence of any Adverse Claim with respect to such Shares and (2) be liable without limitation as to such representations, warranties, covenants and other agreements and (ii) be liable (whether by purchase price adjustment, indemnity payments or otherwise) in respect of representations, warranties, covenants and agreements in respect of the Company and its subsidiaries; provided, however, that the aggregate amount of liability described in this clause (b) in connection with any Company Sale shall not exceed the lesser of (i) such Stockholder’s pro rata portion of any such liability, to be determined in accordance with such Stockholder’s portion of the total number of Shares included in such Company Sale or (ii) the proceeds to such Stockholder in connection with such Company Sale.

(c)           The Take Along Group shall not be permitted to consummate a transaction under this Section 2.3 unless its members have delivered a Sale Request to all other Stockholders.

(d)           No member of the Take Along Group shall be entitled to receive fees in connection with the consummation of a transaction under this Section 2.3 in excess of the fees described in the Management Agreements (as defined in the Merger Agreement).

2.4.          Right of First Offer; Compelled Sale

(a)           Right of First Offer.  Subject to Section 2.4(c), (i) at any time after May 30, 2008, either the Berkshire Stockholders or, provided that no Trigger Event shall have occurred, the JH Stockholders or (ii) at any time during the 60-day period immediately following the occurrence of a Trigger Event other than a Trigger Event resulting from the death or disability of Hansen, the Berkshire Stockholders (such Stockholders referred to herein as the “Requesting Party”), may offer to sell all (but not less than all) of the Shares held by such Requesting Party to whichever of the Berkshire Stockholders or the JH Stockholders is not the Requesting Party (the “Non-Requesting Party”) by delivery of a notice, stating such Stockholders’ desire to sell such Shares, the number of Shares proposed to be transferred and the price (the “Offer Price”) and other terms on which such Stockholders are offering such Shares (an “Offer Notice”).  Each Offer Notice shall constitute an irrevocable offer by the Requesting Party to sell to the Non-Requesting Party the Shares described in the Offer Notice on the terms set forth in the Offer Notice.

(i)           No later than the 30th day following the delivery of the Offer Notice (the “Offer Termination Date”), the Non-Requesting Party may elect to offer to purchase the Shares described in the Offer Notice for the Offer Price on the terms set forth in the Offer Notice (any such offer, a “First Offer”).  If the Non-Requesting Party fails to elect to purchase all the shares offered in the Offer Notice, the Requesting Party shall be under no obligation to sell the Shares offered in the Offer Notice to the Non-Requesting Party and may demand that the Company pursue and consummate a Compelled Sale pursuant to Section 2.4(b).

(ii)          If the Non-Requesting Party elects to acquire the Shares pursuant to this Section 2.4(a), then promptly after notifying the Requesting Party of such election (but in no event more than 5 business days after) the Non-Requesting Party shall notify the Mezzanine Stockholders and the Other Stockholders in writing of such election, and each Mezzanine Stockholder and Other Stockholder shall have the right to sell all (but not less than all) of their Shares to the Non-Requesting Party upon the same terms (including the Offer Price) set forth in the Offer Notice.  Such election to participate in the First Offer must be exercised by notifying the Non-Requesting Party in writing of such election no later than 30 days following notification by the Non-Requesting Party pursuant to this Section 2.4(a)(ii).  In connection with any Transfer under this section, the participating Stockholders shall be obligated to become liable in respect of any representations, warranties, covenants, indemnities or otherwise to the transferee solely to the extent provided in the immediately following sentence.  Without limiting the generality of the foregoing, each participating Stockholder agrees to execute and deliver such agreements as may be reasonably specified by the Non-Requesting Party to which the Requesting Party will also be party, including, without limitation, agreements to (A) (1) make individual representations, warranties, covenants and other agreements as to the unencumbered title to its Shares and its power, authority and legal right to Transfer such Shares and the absence of any Adverse Claim with respect to such Shares and (2) be liable without limitation as to such representations, warranties, covenants and other agreements and (B) be liable (whether by purchase price adjustment, indemnity payments or otherwise) in respect of representations, warranties, covenants and agreements in respect of the Company and its subsidiaries; provided, however, that the aggregate amount of liability described in this clause (ii) in connection with any Transfer under this Section shall not exceed the lesser of (Y) such participating Stockholder’s pro rata portion of any such liability, to be determined in accordance with such participating Stockholder’s portion of the total number of Shares included in such Transfer or (Z) the proceeds to such participating Stockholder in connection with such Transfer.

(iii)         The closing of the purchase and sale of any Shares to be acquired by the Non-Requesting Party pursuant to this Section 2.4(a) shall be held at the offices of the Company on such dates and times as the parties may agree but in all events within ninety (90) days of the Offer Termination Date.

(iv)         At any such closing, the Non-Requesting Party  shall deliver to the Requesting Party (and any other Stockholders who elect to participate pursuant to Section 2.4(a)(ii)) against delivery of certificates duly endorsed and stock powers representing the Shares being acquired by the Non-Requesting Party, the consideration on the same terms as set forth in the Offer Notice, payable in respect of the Shares being purchased.

(b)           Compelled Sale.  If the Non-Requesting Party does not deliver a First Offer to the Requesting Party pursuant to Section 2.4(a) above, the Requesting Party may furnish a written notice (the “Compelled Sale Notice”) to the Company and each of the other Stockholders notifying the Company of its election to cause a Compelled Sale.  Within 45 days of the receipt of the Compelled Sale Notice, the Company shall have retained a nationally recognized investment bank reasonably satisfactory to the Requesting Party.  The Company shall take all actions necessary to consummate the Compelled Sale as quickly as is reasonably practicable.  The Company shall consult with the Requesting Party regularly until the consummation of the Compelled Sale.  The parties hereto agree that the Requesting Party shall have the right to cause the Company to consummate the Compelled Sale within nine (9) months, in accordance with the terms of this Section 2.4(b) and that all Stockholders will be obligated to consummate, consent to and raise no objection to the Compelled Sale and to take all other actions reasonably necessary or desirable to consummate such Compelled Sale, provided that, such obligations shall not apply in the event that the Compelled Sale will result in a per share price less than the Offer Price and a Compelled Sale shall result in each holder of Shares receiving the same form and amount of consideration per Share.

(c)           Suspension of Rights.  To the extent that the Requesting Party does not furnish a Compelled Sale Notice to the Company within 30 days of the Offer Termination Date, the Requesting Party’s right to elect to cause the Company to effect a Compelled Sale in accordance with the terms of the Offer Notice shall terminate, and such Non-Requesting Party shall not have the right to deliver a subsequent Offer Notice until the day after the first anniversary of the Offer Termination Date.

2.5.          Corporate Governance.

(a)           Subject to Section 2.5(b) at each annual meeting of the Stockholders and at each special meeting of the Stockholders called for the purpose of electing directors of the Company, and at any time at which Stockholders of the Company shall have the right to, or shall, vote for directors of the Company, then, and in each event, the Stockholders hereby agree to attend each meeting in person or by proxy and hereby agree to vote all Shares of the Company now owned or hereafter acquired by him, her or it (whether at a meeting or by written consent in lieu thereof) (i) to fix the number of members of the Board at up to seven (7), and (ii) to elect and thereafter to continue in office as a director of the Company the following: (a) two (2) directors nominated by the Berkshire Stockholders (who shall initially be Brad Bloom and Ross Jones) (collectively the “Berkshire Representatives”); (b) two (2) directors nominated by the JH Stockholders (who shall initially be John Hansen and Peter Crowley) (collectively, the “JH Representatives”), (c) one (1) director who is nominated by the Management Stockholders (who shall be Leslie Blodgett for as long as she serves as the Chief Executive Officer of the Company) (the “Management Representative”) and (d) two individuals nominated by the other five nominees (the “Outside Representatives”) (one of whom shall initially be Lea Anne S. Ottinger; the second of whom shall be nominated at a later date).  As to the directors elected to the Board pursuant to this Section 2.5(a), the following provisions shall apply:  (i) no Berkshire Representative may be removed without the consent of a majority in interest of the Berkshire Stockholders and (ii) no JH Representative may be removed without the consent of a majority in interest of the JH Stockholders.  Any vacancy on the Board shall be filled by the designee of the Stockholders who would be entitled to designate such director pursuant to this Section 2.5(a), and if there shall be no such designation right, by a unanimous vote of the Berkshire Representatives, the JH Representatives and the Management Representative.  Each Stockholder shall, upon receipt of notice identifying such designee, take all action as may be necessary or appropriate, including without limitation, the voting of all Shares owned by such Stockholder, to elect the director so designated.  The Berkshire Stockholders shall have the right to designate one of the directors (who may or may not be a Berkshire Representative) to serve as the Chairman of the Board.  The initial Chairman shall be Ross Jones.

(b)           Board Alteration.

(i)           At any time after the occurrence of a Trigger Event, the Berkshire Stockholders may require, (i) upon delivery of written notice to the Outside Representatives, that the Outside Representatives resign from the Board and (ii) upon written notice to the Stockholders, that two additional directors nominated by the Berkshire Stockholders be appointed to fill the vacancies caused by such resignations. Such additional Directors shall be designated “Berkshire Representatives.”  Thereafter, notwithstanding anything to the contrary in Section 2.5(a) above, the Board shall be composed of four (4) Berkshire Representatives, two (2) JH Representatives and the Management Representatives (who shall be Leslie Blodgett for as long as she serves as the Chief Executive Officer of the Company).

(ii)          Each Stockholder agrees that such Stockholder and its Permitted Transferees shall take all action as may be necessary or appropriate, including without limitation, the voting of all shares owned by them, to give effect to the provisions of this Section 2.5(b).

(c)           Subsidiaries; Committees.

(i)           The board of directors of each Subsidiary of the Company shall be composed of (i) one Berkshire Representative, one JH Representative and the Management Representative or (ii) after the occurrence of a Trigger Event so that the representation thereon of Berkshire Representatives, JH Representatives and Management Representatives shall be in the same proportion, as nearly as may be, as the representation of such directors on the Board.  The initial Board of Directors of each Subsidiary shall be John Hansen, Ross Jones and Leslie Blodgett.

(ii)          The board of directors of the audit committee, the compensation committee and all other authorized committees of the Board and of each Subsidiary’s board of directors shall be composed of (i) one Berkshire Representative and one JH Representative and (if a committee of the Company) one Outside Representative or (ii) after the occurrence of a Trigger Event so that the representation thereon of Berkshire Representatives and JH Representatives and (if a committee of the Company) Outside Representatives shall be in the same proportion, as nearly as may be, as the representation of such directors on the Board.

(d)           Required Governance Changes.  Notwithstanding anything to the contrary contained herein, the Stockholders acknowledge that in anticipation of the consummation of a Qualified Public Offering, the Company may be required to make certain changes to its governance structure, which changes may be inconsistent with the terms of this Section 2.5, including, but not limited to, the limitation on the number of directors contained in Section 2.5(a) above and the limitation on board and committee composition contained in Section 2.5(c), and the Stockholders agree to take all actions reasonably necessary to permit such required changes.

(e)           Observation Rights.  Each of (i) Fund I and its Affiliates that hold Shares and (ii) York Street and its Affiliates that hold Shares will have the right to appoint an observer to the Board, who shall be entitled to attend (or at the option of such observer, monitor by telephone) all meetings of the Board and each committee of the Board, but shall not be entitled to vote, and who shall receive all reports, meeting materials, notices and other materials as and when provided to the members of the Board.  In addition, the Berkshire Stockholders and (if no Trigger Event shall have occurred) the JH Stockholders shall each be permitted to appoint an additional observer to attend meetings of the Board.  Notwithstanding anything to the contrary, the rights granted to the observers (including the right to receive all materials, notices, minutes, consents and forms of consents in lieu of meetings) shall be temporarily suspended if and to the extent, in the reasonable opinion of the Board, the observers’ attendance at any such meeting or portion thereof (i) violates any law or Company policy regarding conflicts of interest with interested members of the Board as applied generally to meetings of the Board or (ii) otherwise could violate the fiduciary duties of the Board or constitute a waiver of any attorney-client privilege that may exist in connection with such meeting or any portion thereof, as advised by outside counsel to the Company.  The Company shall reimburse any

Stockholder for the reasonable out-of-pocket expenses incurred by any observer appointed by such Stockholder in connection with attendance at meetings of the Board.

(f)            Indemnification.  The Company will maintain indemnification for officers and directors substantially similar to that which exists as of the date hereof.

2.6.          Supermajority Provisions.

(a)           Without a prior Supermajority Vote or, after the occurrence of a Trigger Event, without the consent of Berkshire Stockholders, holding a majority of all Shares held by Berkshire Stockholders, the Company shall not:

(i)           amend or repeal its charter or by-laws;

(ii)          amend or modify this Agreement;

(iii)         increase the number of members of the Board; or

(iv)         enter into, or materially modify, any transaction or arrangement with any Affiliate of any JH Stockholder or any Berkshire Stockholder.

(b)           After the occurrence of a Trigger Event, without the consent of JH Stockholders holding a majority of all Shares held by JH Stockholders, the Company will not:

(i)           Amend or modify its charter or by-laws in a manner that has a disproportionate adverse effect on the JH Stockholders relative to the rights, power and privileges of the Berkshire Stockholders;

(ii)          Amend or modify the Stockholders Agreement in a manner that has a disproportionate adverse effect on the rights of the JH Stockholders thereunder; or

(iii)         Enter into, or materially modify, any transaction or arrangement with any Berkshire Stockholder or any of its Affiliates.

(c)           Any matter required to be submitted to the Stockholders of the Company for approval, in addition to any requirements contained in the charter or any statutory requirements, shall not be effective (i) as long as no Trigger Event has occurred, without a Supermajority Vote or (ii) after the occurrence of a Trigger Event, without the approval of Berkshire Stockholders holding a majority of the Shares held by all Berkshire Stockholders.

(d)           After (i) the occurrence of a Trigger Event resulting from the death or disability of Hansen and (ii) the Berkshire Stockholders’ exercise of their right to replace the Outside Representatives pursuant to Section 2.5(b), the Company shall not, and shall not permit MD Beauty to, terminate the employment of Leslie Blodgett as Chief

Executive Officer of MD Beauty without the consent of at least one of the JH Representatives.

(e)           Without (i) a prior Supermajority Vote or, after the occurrence of a Trigger Event, without the consent of Berkshire Stockholders, holding a majority of all Shares held by Berkshire Stockholders, and (ii) the approval of Mezzanine Stockholders holding a majority of Shares held by Mezzanine Stockholders, the Company will not take any action to change its corporate structure from a corporation or to otherwise become a pass-through entity for tax purposes.

2.7.          Rights of Participation.

(a)           Rights of Participation.  The Company hereby grants to each Stockholder so long as it shall own any Shares, the right to purchase up to a pro rata portion of New Securities (as defined in paragraph (b) below) which the Company, from time to time, proposes to sell or issue following the date hereof.  A Stockholder’s pro rata portion, for purposes of this Section 2.7, is the product of (i) a fraction, the numerator of which is the number of outstanding Shares which such Stockholder then owns and the denominator of which is the total number of Shares then actually outstanding, multiplied by (ii) the number of New Securities the Company proposes to sell or issue.

(b)           Definition of New Securities.  “New Securities” shall mean any Common Stock or other equity securities of the Company whether now authorized or not, any rights, options or warrants to purchase Common Stock or other equity securities and any indebtedness or preferred stock of the Company which is convertible into Common Stock or other equity securities (or which is convertible into a security which is, in turn, convertible into Common Stock or other equity securities); provided, that the term “New Securities” does not include (i) indebtedness of the Company which is not by its terms convertible into Common Stock; (ii) Common Stock issued as a stock dividend to all holders of Common Stock pro rata or upon any subdivision or combination of shares of Common Stock; (iii) any employee stock options approved by the Board of Directors of the Company; (iv) Common Stock issued in exchange for the cancellation or retirement of any debt securities of the Company or in connection with any restructuring or other financial workout of the Company; (v) Common Stock or warrants to purchase Common Stock issued to non-Affiliates of the Company as part of a bona fide debt offering of units comprised of such Common Stock or warrants, and a debt security of the Company; (vi) Common Stock issued in connection with the acquisition of another corporation or other entity by the Company by merger, purchase of substantially all assets or other reorganization; (vii) the issuance of any Common Stock pursuant to the 2004 Equity Incentive Plan or upon the exercise or conversion any warrants or preferred stock to purchase Common Stock, or Options or other securities issued pursuant to the Incentive Plans; (viii) Common Stock issuable in a Public Offering or (ix) securities sold to individual, non-institutional investors (e.g. outside directors) or entities controlled by them in an amount not to exceed $500,000 to any given person or entity.

(c)           Notice from the Company.  In the event the Company proposes to issue New Securities, the Company shall give each Stockholder who has a right of participation under this Section 2.7 written notice of such proposal, describing the type of New Securities and the price and the terms upon which the Company proposes to issue the same.  For a period of twenty (20) business days following the delivery of such notice by the Company, the Company shall be deemed to have irrevocably offered to sell to each Stockholder its pro rata share of such New Securities for the price and upon the terms specified in the notice.  Each Stockholder may exercise its rights of participation hereunder by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.  Each Stockholder shall also be entitled to indicate a desire to purchase all or a portion of any New Securities remaining after such pro rata allocation.  The specific allocation of any such remaining New Securities shall be made in the sole discretion of the Board; provided that the Board shall allocate the maximum number of New Securities possible.

(d)           Sale by the Company.  In the event that the Stockholders who have a right of participation under this Section 2.7 fail to commit to purchase all of such New Securities within said twenty (20) business day period, the Company shall have ninety (90) days thereafter to sell the New Securities with respect to which the right of participation was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice given pursuant to Section 2.7(c).  If the sale of such New Securities is not completed prior to the end of such 90-day period, the Company must separately comply with this Section 2.7 to effect such sale of New Securities.

(e)           Closing.  The closing for any such issuance shall take place as proposed by the Company with respect to the New Securities to be issued, at which closing the Company shall deliver certificates for the New Securities in the respective names of the purchasing Stockholders against receipt of payment therefor.

(f)            Exception.  Notwithstanding anything to the contrary in this Section 2.7, JH MDB Investors, L.P. may delegate its pre-emptive rights under this Section 2.7 with respect to any issuance of New Securities to any Affiliate thereof, provided that after giving effect to the completion of the offer and sale of such New Securities, no Trigger Event shall have occurred.

2.8.          Confidentiality; Non-Solicitation.

(a)           Confidentiality.  Each Stockholder will, and shall ensure that its Affiliates shall, maintain the confidentiality of any confidential and proprietary information of the Company (“Proprietary Information”) using the same standard of care, but in no event less than reasonable care, as it applies to its own confidential information, except for any Proprietary Information which is publicly available or a matter of public knowledge generally. Nothing herein shall prevent any Stockholder from using Proprietary Information to enforce its rights under this Agreement or from disclosing a summary of Proprietary Information to the partners of such Stockholder as to the performance of the Company.  Nothing in this Section 2.8(a) shall apply or be construed to apply to BNP Paribas’ Affiliate which is the Administrative Agent and a Lender under the Credit Agreement, any other Lender under the Credit Agreement or any Lender under the

Subordinated Loan Purchase Agreement or to modify such entity’s obligations, liabilities or lack thereof in such capacity under the terms of the agreements governing the Credit Agreement.

(b)           Non-Solicitation. For a period of two years from and after the date any Stockholder and its Affiliates own less than 5% of the equity of the Company, no Berkshire Stockholder or JH Stockholder will, and will not permit its Affiliates to, directly or indirectly (a) recruit, lure or entice away, or in any other manner persuade or attempt to persuade, any person who is an employee of the Company or any of its Subsidiaries to leave the employ of the Company or any Subsidiary, as the case may be or (b) offer employment to, employ or engage as a consultant any employee of the Company or any of its Subsidiaries.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 2.8(b) is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope or duration of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

2.9.          Financial and Business Information.  As long as (a) the JH Stockholders or the Berkshire Stockholders, respectively, hold 17.5% of the fully diluted equity of the Company and (b) each of (i) Fund I and Fund P, (ii) York Street, (iii) BNP Paribas and (iv) CIT Lending Service Corporation, respectively, hold 62.5% of the Shares purchased by them on June 10, 2004 (appropriately adjusted for splits and similar events), such Stockholders shall be entitled to receive from the Company (i) as soon as practicable following the end of each fiscal month of the Company, unaudited monthly financial reports, (ii) as soon as practicable following the end of each fiscal year of the Company, audited annual financial reports, (iii) when and as approved to the Board of Directors, budgets and business plans of the Company and (iv) as promptly as is reasonably practicable, any other operating information reasonably requested by such Stockholders.  Notwithstanding anything to the contrary herein, each of the Mezzanine Stockholders and BNP Paribas shall be entitled to receive unaudited quarterly financial statements and audited annual financial reports for so long as such Stockholder holds any Shares.

ARTICLE III.
REGISTRATION RIGHTS

3.1.          General.  For purposes of Article III: (a) the terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the 1933 Act and the declaration or ordering of effectiveness of such registration statement; (b) the term “Holder” means any Stockholder holding Registrable Securities; and (c) the shares of Common Stock issuable upon the exercise of Rollover Options, vested Time Options and vested and earned Performance Options shall be deemed to be outstanding and held by the holders of such Rollover Options, vested Time Options and vested and earned Performance Options.

3.2.          Demand Registration Initiated by the Berkshire Stockholders.

(a)           Subject to paragraph (b) hereof, on or after the date on which the Company has effected a Qualified Public Offering, if the Company shall receive a written request (specifying that it is being made pursuant to this Section 3.2) from Berkshire Stockholders holding an aggregate of fifty percent (50%) or more of the interest of Registrable Securities held by the Berkshire Stockholders that the Company file a registration statement under the 1933 Act, or a similar document pursuant to any other statute then in effect corresponding to the 1933 Act, covering the registration of at least the lesser of (i) $20 million of Registrable Securities (determined based on Fair Market Value of the Registrable Securities at the time of the request) or (ii) one hundred percent (100%) of the Registrable Securities then held by the Berkshire Stockholders, then the Company shall promptly notify all other Holders of such request pursuant to Section 3.4(b) and shall use its best efforts to cause all Registrable Securities that the Holders have requested (within thirty (30) days of such Company notice) be registered, to be registered under the 1933 Act.

(b)           If the total amount of Registrable Securities that the Holders request to be included in such offering exceeds the amount of securities that the underwriters reasonably believe compatible with the success of the offering, then the Company will include in such registration only the number of securities which, in the opinion of such underwriters, can be sold, in accordance with the procedures set forth in Section 3.4(b);

(c)           The Company shall be obligated to effect for the Berkshire Stockholders three (3) registrations of Registrable Securities pursuant to this Section 3.2; provided, that in the event that, at the request of the underwriters, the amount of Registrable Securities that the Berkshire Stockholders requested to be included in any offering is reduced by more than thirty percent (30%), such offering shall be deemed not to be a registration demanded by the Berkshire Stockholders for purposes of this Section 3.2(c).

3.3.          Demand Registration Initiated by the JH Stockholders.

(a)           Subject to paragraph (b) hereof, on or after the date on which the Company has effected a Qualified Public Offering, if the Company shall receive a written request (specifying that it is being made pursuant to this Section 3.3) from JH Stockholders holding an aggregate of fifty percent (50%) or more of the interest of Registrable Securities held by the JH Stockholders that the Company file a registration statement under the 1933 Act, or a similar document pursuant to any other statute then in effect corresponding to the 1933 Act, covering the registration of at least the lesser of (i) $20 million of Registrable Securities (determined based on Fair Market Value of the Registrable Securities at the time of the request), or (ii) one hundred percent (100%) of the Registrable Securities, then held by the JH Stockholders, then the Company shall promptly notify all other Holders of such request pursuant to Section 3.4(b) and shall use its best efforts to cause all Registrable Securities that the Holders have requested (within thirty (30) days of such Company notice) be registered, to be registered under the 1933 Act.

(b)           If the total amount of Registrable Securities that all Holders request to be included in such offering exceeds the amount of securities that the underwriters reasonably believe compatible with the success of the offering, then the Company will include in such registration only the number of securities which, in the opinion of such underwriters, can be sold, in accordance with the procedures set forth in Section 3.4(b).

(c)           The Company shall be obligated to effect for the JH Stockholders three (3) registrations of Registrable Securities pursuant to this Section 3.3; provided, that in the event that, at the request of the underwriters, the amount of Registrable Securities that the JH Stockholders requested to be included in any offering is reduced by more than thirty percent (30%), such offering shall be deemed not to be a registration demanded by the JH Stockholders for purposes of this Section 3.3(c).

3.4.          Piggyback Registration.

(a)           If, at any time, the Company determines to register any of its equity securities for its own account under the 1933 Act in connection with the public offering of such securities solely for cash on a form that would also permit the registration of any of the Registrable Securities, the Company shall, at each such time, promptly give each Holder written notice of such determination.  Upon the written request of any Holder received by the Company within thirty (30) days after the giving of any such notice by the Company, the Company shall use its best efforts to cause to be registered under the 1933 Act all of the Registrable Securities of such Holder that each Holder has requested be registered.  If the total amount of Registrable Securities that are to be included by the Company for its own account and at the request of Holders thereof exceeds the amount of securities that the underwriters reasonably believe compatible with the success of the offering, then the Company will include in such registration only the number of securities which in the opinion of such underwriters can be sold, in the following order:

(i)           first, the equity securities to be registered on behalf of the Company; and

(ii)          then the Registrable Securities requested to be included by the Holders pro rata based on the number of Registrable Securities owned by each of them which each of them request be included in such registration; provided, however, that if an underwriter who is not an Affiliate or Associate of any Holder, in good faith requires, in connection with such underwritten offering, that the number of Registrable Securities to be sold by any Holder be apportioned or excluded, such number of Registrable Securities of such Holder shall be reduced or not included to the extent so requested by said underwriter;

(b)           If the Company at any time proposes to register any of its equity securities for the account of any Holder pursuant to Section 3.2, Section 3.3 or Section 3.10 of this Agreement, under the 1933 Act in connection with the public offering of such securities solely for cash on a form that would also permit the registration of any of the Registrable Securities, the Company shall, at each such time, promptly give each Holder written notice of such determination.  Upon the written request of any Holder received by the Company within thirty (30) days after the giving of any such notice by the Company, the Company shall use its best efforts to cause to be registered under the 1933 Act all of the Registrable Securities of such Holder that each Holder has requested be registered.  If the total amount of Registrable Securities that are to be included by the requesting Holder under Section 3.2., Section 3.3 or Section 3.10, by the Company for its own account and at the request of all other Holders thereof exceeds the amount of securities that the underwriters reasonably believe compatible with the success of the offering, then the Company will include in such registration only the number of securities which in the opinion of such underwriters can be sold, in the following order:

(i)           first, the equity securities to be registered on behalf of the Holders pro rata based on the number of Registrable Securities owned by each of them which each of them request be included in such registration; and

(ii)          second, the equity securities to be registered on behalf of the Company;

provided, however, that if an underwriter who is not an Affiliate or Associate of any Holder or the Company, in good faith, requires in connection with such underwritten offering that the number of Registrable Securities to be sold by any Holder or the Company be apportioned or excluded, such number of Registrable Securities of such Holder or the Company shall be reduced or not included to the extent so requested by said underwriter.

3.5.          Obligations of the Company.  Whenever required under Sections 3.2, 3.3, 3.4 or 3.10 hereof to use its best efforts to effect the registration of any Registrable Securities, the Company shall:

(a)           prepare and file with the SEC a registration statement with respect to such Registrable Securities, and use its best efforts to cause such registration statement to become and remain effective until the completion of the proposed offering;

(b)           as expeditiously as reasonably possible, prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such registration statement;

(c)           as expeditiously as reasonably possible furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with requirements of the 1933 Act, and such other documents they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d)           as expeditiously as reasonably possible use its best efforts to register and qualify the securities covered by such registration statement under such securities or Blue Sky laws of such jurisdictions as shall be reasonably appropriate for the distribution of the securities covered by the registration statement, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such jurisdiction, and further provided that (anything in this Agreement to the contrary notwithstanding with respect to the bearing of expenses) if any jurisdiction in which the securities shall be qualified shall require that expenses incurred in connection with the qualification of the securities in that jurisdiction be borne by selling stockholders, then such expenses shall be payable by selling stockholders pro rata, to the extent required by such jurisdiction;

(e)           use its best efforts to cause all Registrable Securities covered by such registration statement to be registered with, or approved by, such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof to consummate the disposition of such Registrable Securities;

(f)            notify each seller of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the 1933 Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and at the request of any such seller or Holder, promptly prepare and furnish to such seller or Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made; provided, that, each Holder agrees that it shall not sell any Registrable Securities covered by such a registration statement upon notice from the Company until receipt of notice that such statement or omission has been corrected;

(g)           otherwise use its best efforts to comply with all applicable rules and regulations of the Securities and Exchange Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, but not more than eighteen (18) months, beginning with the first full calendar month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the 1933 Act, and will furnish to each such seller at least two (2) business days prior to the filing thereof a copy of any amendment or supplement to such registration statement or prospectus and shall not file any amendment or supplement thereof to which any such seller shall have reasonably objected, except to the extent required by law, on the grounds that such amendment or supplement does not comply in all material respects with the requirements of the 1933 Act or of the rules or regulations thereunder;

(h)           provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement; and

(i)            use its best efforts to list all Registrable Securities covered by such registration statement on a securities exchange on which any of class of Registrable Securities is then listed.

3.6.          Furnish Information.  It shall be a condition precedent to the obligations of the Company to take any act pursuant to Article III that the Holders shall furnish to the Company such information regarding them, the Registrable Securities held by them, and the intended method of disposition of such securities as the Company shall reasonably request and as shall be required in connection with the action to be taken by the Company.

3.7.          Expenses of Registration.  All expenses incurred in connection with a registration pursuant to Sections 3.2, 3.3, 3.4 or 3.10 hereof (excluding underwriters, discounts and commissions, which shall be borne by the sellers), including without limitation all registration and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company (which counsel shall be reasonably satisfactory to the holders of a majority of the Registrable Securities then being registered), and the reasonable fees and disbursements of one counsel for the selling Holders and their Permitted Transferees (which counsel shall be selected by the Holders which together with their Permitted Transferees own a majority of the Registrable Securities being sold under the applicable registration) shall be borne by the Company; provided, however, that all such expenses in connection with any amendment or supplement to a registration statement or prospectus filed more than nine (9) months after the effective date of such registration statement because any Holder of Registrable Securities has not effected the disposition of the securities requested to be registered shall be paid by such Holder; provided, further, however, that the Holders, which together with their Permitted Transferees, own a majority of the Registrable Securities being sold under the registration may withdraw any request made pursuant to Section 3.2 or Section 3.3 hereof, in which event such first withdrawn request shall be deemed for all purposes herein not to have been made.

3.8.          Underwriting Requirements.  Each Holder (together with its Permitted Transferees) selling Registrable Securities in any registration pursuant to Sections 3.2, 3.3 or 3.4 shall, as a condition for inclusion of such Registrable Securities in such registration execute and deliver an underwriting agreement acceptable to the Company and consented to by the Berkshire Stockholders and, to the extent no Trigger Event has occurred, the JH Stockholders, in the case of a registration pursuant to Section 3.4, acceptable to the Berkshire Stockholders, in the case of a registration pursuant to Section 3.2 or acceptable to the JH Stockholders, in the case of a registration pursuant to Section 3.3, and in each case the underwriters with respect to such registration.  Such underwriters shall be (i) selected by the Company and consented to by the Berkshire Stockholders and, to the extent no Trigger Event has occurred,  the JH Stockholders, in the case of a registration pursuant to Section 3.4(a), (ii) selected by the Berkshire Stockholders and reasonably consented to by the Company, in the case of a registration pursuant to Section 3.4(b) initiated by the Berkshire Stockholders, or (iii) selected by the JH Stockholders and reasonably consented to by the Company, in the case of a registration pursuant to Section 3.4(b) initiated by the JH Stockholders.

Notwithstanding the foregoing, in any registration pursuant to Sections 3.2 or 3.3, each Holder shall take all action with respect to executing such underwriting agreement, including being liable in respect of (i) any representations and warranties being made by each selling

Holder, and (ii) any indemnification agreements and “lock-up” agreements made by each selling Holder for the benefit of the underwriters in such underwriting agreement; provided, however, that except with respect to individual representations and warranties regarding such matters as legal capacity or due organization of such participating Holder, authority to participate in the Public Offering, compliance by such Holder with laws and agreements applicable to it, ownership (free and clear of liens, charges, encumbrances and adverse claims) of Registrable Securities to be sold by such Holder and accuracy of information with respect to such Holder furnished for inclusion in any disclosure document relating to each Public Offering, the aggregate amount of the liabilities of such participating Holder pursuant to such underwriting agreement shall not exceed the lesser of (a) such participating Holder’s pro rata portion of any such liability, in accordance with such participating Holder’s portion of the total number of Registrable Securities included in the public offering, or (b) the net proceeds received by such participating Holder from the public offering.

Notwithstanding the foregoing, in any registration pursuant to Sections 3.4, each Holder shall take all action with respect to executing such underwriting agreement, including being liable in respect of (i) any representations and warranties being made by each selling Holder, and (ii) any indemnification agreements and “lock-up” agreements made by each selling Holder for the benefit of the underwriters in such underwriting agreement; provided, however, that (a) with respect to individual representations and warranties regarding such matters as legal capacity or due organization of such participating Holder, authority to participate in the Public Offering, compliance by such Holder with laws and agreements applicable to it, ownership (free and clear of liens, charges, encumbrances and adverse claims) of Registrable Securities to be sold by such Holder and accuracy of information with respect to such Holder furnished for inclusion in any disclosure document relating to each Public Offering, the aggregate amount of such liability shall not exceed the net proceeds received by such participating Holder from the public offering and (b) to the extent selling stockholders give further representations, warranties and indemnities, then with respect to all other representations, warranties and indemnities of sellers of shares in such Public Offering, the aggregate amount of such liability shall not exceed the lesser of (i) such participating Holder’s pro rata portion of any such liability, in accordance with such participating Holder’s portion of the total number of Registrable Securities included in the public offering or (ii) the net proceeds received by such participating Holder from the public offering.

3.9.          Indemnification.  In the event any Registrable Securities are included in a registration statement under Article III:

(a)           To the fullest extent permitted by law, the Company will indemnify and hold harmless each Holder (which term, for purposes of this Section 3.9, shall include each Stockholder, including the JH Stockholders, the Berkshire Stockholders, the Management Stockholders and the Other Stockholders holding Registrable Securities and shall also include the directors, officers and employees of such Stockholders and their Affiliates) requesting or joining in a registration, any underwriter (as defined in the 1933 Act) for it, and each person, if any, who controls such Holder or such underwriter within the meaning of the 1933 Act, against any losses, claims, damages or liabilities, joint or several, to which they may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based on any untrue or alleged untrue statement of any material fact contained in such registration statement including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or arise out of any violation by the Company of any rule or regulation promulgated under the 1933 Act applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, and will reimburse each such Holder, underwriter or control person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 3.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to anyone for any such loss claim, damage, liability or action to the extent that it arises out of or is based upon an untrue statement or omission made in connection with such registration statement, preliminary prospectus, final prospectus or amendments or supplements thereto in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, underwriter or control person.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder, underwriter or control person and shall survive the transfer of such securities by such Holder.

(b)           To the fullest extent permitted by law, each Holder requesting or joining in a registration will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the 1933 Act, and each agent and any underwriter for the Company and any person who controls any such agent or underwriter and each other Holder and any person who controls such Holder (within the meaning of the 1933 Act) against any losses, claims, damages or liabilities to which the Company or any such director, officer, control person, agent, underwriter, or other Holder may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon an untrue statement of any material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or omission was made in such registration statement, preliminary or final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, control person, agent, underwriter, or other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, the indemnity obligation of each such Holder hereunder shall be limited to and shall not exceed the proceeds actually received by such Holder upon a sale of Registrable Securities pursuant to a registration statement hereunder; and provided, further that the indemnity agreement contained in this Section 3.9(b) shall not apply to amounts paid in settlements effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided, further, that no Holder shall be required to indemnify any Person against any liability arising from any untrue or misleading statement or omission contained in any preliminary prospectus if such deficiency is corrected in the final prospectus or for any liability which arises out of the failure of any Person to deliver a prospectus as required by the 1933 Act.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any such director, officer, Holder, underwriter or control person and shall survive the transfer of such securities by such Holder.

(c)           Any person seeking indemnification under this Section 3.9 will (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification (but the failure to give such notice will not affect the right to indemnification hereunder, unless the indemnifying party is materially prejudiced by such failure) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest may exist between such indemnified and indemnifying parties with respect to such claim, permit such indemnifying party, and other indemnifying parties similarly situated, jointly to assume the defense of such claim with counsel reasonably satisfactory to the parties.  In the event that the indemnifying parties cannot mutually agree as to the selection of counsel, each indemnifying party may retain separate counsel to act on its behalf and at its expense.  The indemnified party shall in all events be entitled to participate in such defense at its expense through its own counsel.  If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld).  No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation.  An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel.

(d)           If for any reason the foregoing indemnification is unavailable to any party or insufficient to hold it harmless as and to the extent contemplated by the preceding paragraphs of this Section 3.9, then each indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the applicable indemnified party, as the case may be, on the other hand, and also the relative fault of the Company and any applicable indemnified party, as the case may be, as well as any other relevant equitable considerations.

3.10.        Registration on Form S-3.  After the date on which the Company has effected a Qualified Public Offering, if (i) one or more Berkshire Stockholders or JH Stockholders request in writing (specifying that such request is being made pursuant to this Section 3.10) that the Company file a registration statement on Form S-3 (or any successor form to Form S-3 regardless of its designation) for a public offering of securities having an aggregate value of not less than $5,000,000 and (ii) the Company is entitled to use such form to register such securities, then the Company shall file a Form S-3 with respect to such securities within ninety (90) days from the date of such request, and shall use its best efforts to cause such registration statement to become effective; provided, that the Company shall not be required to effect such registration more frequently than once every six (6) months.

3.11.        Reports Under Securities Exchange Act of 1934.  With a view to making available to the Holders and their Permitted Transferees the benefits of Rule 144 promulgated under the 1933 Act and any other rule or regulation of the Securities and Exchange Commission that may at any time permit a Holder to sell securities of the Company to the public without registration, the Company agrees to use its best efforts to:

(a)           make and keep public information available, as those terms are understood and defined in Rule 144, at all times subsequent to ninety (90) days after the effective date of the first registration statement covering a Public Offering filed by the Company;

(b)           file with the Securities and Exchange Commission in a timely manner all reports and other documents required of the Company under the 1933 Act and the 1934 Act; and

(c)           furnish to any Holder forthwith upon request a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of said first registration statement filed by the Company), and of the 1933 Act and the 1934 Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as may be reasonably requested in availing any Holder of any rule or regulation of the Securities and Exchange Commission permitting the selling of any such securities without registration.

3.12.        No Inconsistent Agreements.  The Company represents and warrants that it has not entered into, and covenants that it will not hereafter enter into, any agreement with respect to the registration of its securities that is inconsistent with the rights granted to the Holders of Registrable Securities in this Agreement without the prior written consent of (i) a majority in interest of the Holders, (ii) the holders of more than 50% of the Registrable Securities held by the Berkshire Stockholders, (iii) to the extent no Trigger Event has occurred, the holders of more than 50% of the Registrable Securities held by the JH Stockholders and (iv) to the extent such agreement would have a disproportionately adverse effect on any Stockholder (distinct from the effect on the Stockholders in general), such affected Stockholder.

3.13.        Stock Split.  If, on or after the receipt by the Company of a request for registration of a public offering pursuant to Section 3.2 or Section 3.3 hereof, the proposed managing underwriter or underwriters of such offering reasonably believes that that a forward or reverse stock split would increase the likelihood of success of such offering, the Company will promptly prepare and submit to the Board, use best efforts to cause to be adopted by the Board and Stockholders, and, if so adopted, file and cause to become effective, an appropriate amendment to its charter.  Each Stockholder, together with his or its Permitted Transferees, hereby agrees to vote the Shares held by him or it in favor of adopting such amendment.

3.14.        Timing and Other Limitations.

(a)           No request shall be made with respect to any registration pursuant to Section 3.2 or Section 3.3 hereof within one hundred and twenty (120) days immediately following the effective date of any registration statement filed pursuant to this Article III.

(b)           If the Company shall furnish to the Holders of Registrable Securities requesting a registration pursuant to Section 3.2 or Section 3.3 hereof a certificate signed by a majority of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company or its stockholders for such registration statement to be filed on or before the date filing would be required and it is therefore advisable to defer the filing of such registration statement, then the Company shall have the right to defer the filing of the registration statement for a period of not more than 120 days and the request pursuant to Section 3.2 or Section 3.3 then made shall not be counted for purposes of determining the number of registrations pursuant to Section 3.2 or Section 3.3 hereof; provided, however, that the Company may not utilize such right more than once in any twelve-month period.

3.15.        Lock-up.  In connection with any Public Offering of Shares, no holder of Shares shall Transfer any Shares for a period beginning seven days immediately preceding the date upon which the Company in good faith believes that the relevant registration statement shall become effective, and ending on the 90th day (or in the case of the Initial Public Offering, 180th day) (or, at the discretion of the underwriter, such lesser period) following the effectiveness of such registration statement with respect to such Public Offering without the prior written consent of the underwriters managing the offering; provided, however, that the provisions of this Section 3.15 shall not prohibit any Permitted Transfers, provided that the Permitted Transferee agrees to be bound by the terms of this Agreement, including this Section 3.15.

ARTICLE IV.
MISCELLANEOUS

4.1.          Appointment of Proxies.

(a)           Each of the Management Stockholders hereby appoints Leslie Blodgett (the “Management Proxy”) as the agent, proxy, and attorney-in-fact for the Management Stockholders (including, without limitation, full power and authority to act on the Management Stockholders’ behalf) to take any action, should the Management Proxy elect to do so in his or her sole discretion: (i) to vote on all matters to be voted on under this Agreement, (ii) to receive all notices on behalf of each Management Stockholder, (iii) to execute and deliver on behalf of the Management Stockholders any amendment to this Agreement so long as such amendments shall apply to all Management Stockholders and (vii) to take all other actions to be taken by or on behalf of the Management Stockholders as a group and exercise any and all rights which the Management Stockholders are permitted or required to do or exercise under this Agreement other than exercise any rights with respect to investment decisions.  Each of the Management Stockholders hereby agrees not to assert any claim against, and agrees to indemnify and hold harmless, the Management Proxy from and against any and all losses incurred by the Management Proxy or any of his Affiliates, partners, employees, agents, investment bankers or representatives, or any Affiliate of any of the foregoing, relating to the Management Proxy’s capacity as the Management Proxy other than such claims or losses resulting from the Management Proxy’s gross negligence or willful misconduct.  By execution hereof, Leslie Blodgett hereby agrees to act as Management Proxy until such time as a new Management Proxy is elected by the majority in interest of the Management Stockholders.

(b)           Each of the Stockholders and the Company hereby appoints Berkshire Partners, LLC (“Berkshire Partners”) as the agent, proxy, and attorney-in-fact for the Stockholders and the Company (including, without limitation, full power and authority to act on the Stockholders’ and the Company’s behalf) to take any action, should Berkshire Partners elect to do so in its sole discretion in connection with the negotiation of any conflict or dispute arising with the Selling Securityholders under the Merger Agreement.

4.2.          Regulatory Cooperation.  If any Stockholder reasonably determines that, by reason of any existing or future federal or state rule, regulation, guideline, order, request or directive (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) ( collectively, a “Regulatory Requirement”), it is effectively restricted or prohibited from holding any Shares (including any shares or other securities distributable in any merger, reorganization, readjustment or other reclassification of such shares), the Company and the other Stockholders shall take such action as may be reasonably necessary to permit such Stockholder to comply with such Regulatory Requirement; provided, that no such action pursuant to this Section 4.2 shall adversely affect the Company, the rights of the other Stockholders hereunder or the rights, preferences, qualifications and limitations of any shares of the Company held by the other Stockholders.  Such reasonable action to be taken may include the Company’s authorization of one or more new classes of non-voting common stock that is otherwise substantially identical to the Shares then owned by such Stockholder and the amendment of the Company’s certificate of incorporation or any other documents or instruments executed in connection with the Shares held by such Stockholder.  Such Stockholder shall give written notice to the Company and the other Stockholders of any such determination and the actions necessary to comply with such Regulatory Requirement, and the Company and such other Stockholders shall take all reasonably necessary steps to comply with such determination as expeditiously as possible, provided that any expenses incurred by the Company in complying with such Regulatory Requirement shall be paid by the requesting Stockholder.

4.3.          Remedies.  The parties to this Agreement acknowledge and agree that the covenants of the Company and the Stockholders set forth in this Agreement may be enforced in equity by a decree requiring specific performance.  In the event of a breach of any material provision of this Agreement, the aggrieved party will be entitled to institute and prosecute a proceeding to enforce specific performance of such provision, as well as to obtain damages for breach of this Agreement.  Without limiting the foregoing, if any dispute arises concerning the sale or other disposition of any of the Shares subject to this Agreement or concerning any other provisions hereof or the obligations of the parties hereunder, the parties to this Agreement agree that an injunction may be issued in connection therewith (including, without limitation, restraining the sale or other disposition of such Shares or rescinding any such sale or other disposition).  Such remedies shall be cumulative and non-exclusive and shall be in addition to any other rights and remedies the parties may have under this Agreement or otherwise.

4.4.          Entire Agreement; Amendment; Waiver.  This Agreement, together with the Schedule hereto, sets forth the entire understanding of the parties, and as of the closing contemplated by the Merger Agreement supersedes all prior agreements and all other arrangements and communications, whether oral or written, with respect to the subject matter hereof.  The Schedule may be amended to reflect changes in the composition of the Stockholders and changes in stock ownership that may occur from time to time as a result of Permitted Transfers or Transfers permitted under Article II hereof.  Amendments to the Schedule reflecting Permitted Transfers or Transfers permitted under Article II hereof shall become effective when a copy of the Agreement as executed by any new transferee is filed with the Company, except as otherwise provided in Section 4.13 hereof.  Any other amendments to, or the termination of, this Agreement shall require the prior written consent of the Company and a majority in interest of each of the Berkshire Stockholders and, provided that no Trigger Event has occurred, the JH Stockholders; provided that (a) any such amendment adversely affecting the Management Stockholders in a manner distinct from the effect of such amendment on the Berkshire Stockholders and the JH Stockholders shall require the written consent of Management Stockholders holding a majority of the Shares held by the Management Stockholders, (b) any such amendment adversely affecting the Other Stockholders in a manner distinct from the effect of such amendment on the Berkshire Stockholders and the JH Stockholders shall require the written consent of Other Stockholders holding a majority of the Shares held by the Other Stockholders (c) any such amendment adversely affecting the Mezzanine Stockholders in a manner distinct from the effect of such amendment on the Berkshire Stockholders and the JH Stockholders shall require the written consent of Mezzanine Stockholders holding a majority of the Shares held by the Mezzanine Stockholders; (d) after the occurrence of a Trigger Event, any such amendment adversely affecting the JH Stockholders in a manner distinct from the Berkshire Stockholders shall require the written consent of JH Stockholders holding a majority of the Shares held by all JH Stockholders and (e) any such amendment adversely affecting any single Stockholder in a manner distinct from the effect of such amendment on the other Stockholders shall require the written consent of such affected Stockholder.  Notwithstanding any provisions to the contrary contained herein, any party may waive any rights with respect to which such party is entitled to the benefits under this Agreement.  No waiver of or consent to any departure from any provision of this Agreement shall be effective unless signed in writing by the party entitled to the benefit thereof.

4.5.          Severability.  It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, the invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

4.6.          Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered in the manner specified herein or, in the absence of such specification, shall be deemed to have been duly given seven (7) days after mailing by certified mail, when delivered by hand, upon confirmation of receipt by telecopy, or one (1) business day after sending by overnight delivery service, to the respective addresses of the parties set forth below:

(a)           For notices and communications to the Company to:

                                                STB Beauty, Inc.

                                                425 Bush Street

                                                San Francisco, CA  94108

                                                Attention:  Chief Financial Officer

                                                Facsimile: (415) 288-3501

                                with a copy to:

                                                Ropes & Gray LLP

                                                One International Place

                                                Boston, Massachusetts 02110

                                                Attention: David Chapin, Esq.

                                                Facsimile: (617) 951-7050

(b)           For notices and communications to the JH Stockholders, to their respective addresses set forth in the Schedule, in either case, with a copy to:

                                                Latham & Watkins LLP

                                                12636 High Bluff Drive, Suite 300

                                                San Diego, CA  92130

                                                Attention:  Robert Burwell, Esq.

                                                Facsimile:  (858) 523-5450

(c)           For notices and communications to the Berkshire Stockholders, to their respective addresses set forth in the Schedule, with a copy to:

                                                Ropes & Gray LLP

                                                One International Place

                                                Boston, Massachusetts 02110

                                                Attention: David Chapin, Esq.

                                                Facsimile: (617) 951-7050

(d)           For notices and communications to any Management Stockholders or Other Stockholders, to their respective addresses set forth in the Schedule.

By notice complying with the foregoing provisions of this Section 4.5, each party shall have the right to change the mailing address for future notices and communications to such party.

4.7.          Binding Effects Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective transferees, successors and assigns; provided, however, that the rights under this Agreement may not be assigned except as expressly provided herein, it being understood that the Company’s rights hereunder may be assigned by the Company to any corporation which is the surviving entity in a merger, consolidation or like event involving the Company.  No such assignment shall relieve an assignor of its obligations hereunder.

4.8.          Governing Law.  This Agreement shall be governed by the law of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

4.9.          Termination.  Without affecting any other provision of this Agreement requiring termination of any rights in favor of any Stockholder or any transferee of Shares, the provisions of Article II of this Agreement shall terminate as to such Stockholder or transferee, when, pursuant to and in accordance with this Agreement, such Stockholder or transferee, as the case may be, no longer owns any Shares or Options; provided, that termination pursuant to this Section 4.8 shall only occur in respect of a Stockholder after all Permitted Transferees in respect thereof also no longer own any Shares.  Notwithstanding the foregoing, Article II of this Agreement shall terminate upon the consummation of a Qualified Public Offering.

4.10.        Recapitalizations, Exchanges, Etc.  The provisions of this Agreement shall apply, to the full extent set forth herein with respect to Shares, to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Shares, by reason of a stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise.

4.11.        Action Necessary to Effectuate the Agreement.  The parties hereto agree to take or cause to be taken all such corporate and other action as may be necessary to effect the intent and purposes of this Agreement.

4.12.        Purchase for Investment; Legend on Certificate.  Each of the parties acknowledges that all of the Shares held by such party are being (or have been) acquired for investment and not with a view to the distribution thereof and that no transfer, hypothecation or assignment of Shares may be made except in compliance with applicable federal and state securities laws.  All the certificates of Shares of the Company which are now or hereafter owned by the Stockholders and which are subject to the terms of this Agreement shall have endorsed in writing, stamped or printed, thereon the following legend:

“The securities represented by this Certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, offered for sale, pledged or hypothecated in the absence of an effective registration statement as to the securities under said Act or an opinion of counsel satisfactory to the Company and its counsel that such registration is not required.”

“The securities represented by this Certificate are subject to the terms and conditions, including certain restrictions on transfer, of a Stockholders Agreement dated as of June 10, 2004, as amended from time to time, and none of such securities, or any interest therein, shall be transferred, pledged, encumbered or otherwise disposed of except as provided in that Agreement.  A copy of the Stockholders Agreement is on file with the Secretary of the Company and will be mailed to any properly interested person without charge within five (5) business days after receipt of a written request.”

All shares shall also bear all legends required by federal and state securities laws.

4.13.        Effectiveness of Transfers.  All Shares transferred by a Stockholder (other than pursuant to an effective registration statement under the Securities Act or pursuant to a Rule 144 transaction) shall, except as otherwise expressly stated herein, be held by the Transferee thereof pursuant to this Agreement.  Such Transferee shall, except as otherwise expressly stated herein, have all the rights and be subject to all of the obligations of a Stockholder under this Agreement (as though such party had so agreed pursuant to Section 4.14 hereof) automatically and without requiring any further act by such transferee or by any parties to this Agreement.  Without affecting the preceding sentence, if such transferee is not a Stockholder on the date of such transfer, then such transferee, as a condition to such transfer, shall confirm such transferee’s obligations hereunder in accordance with Section 4.14 hereof.  No Shares shall be transferred on the Company’s books and records, and no transfer of Shares shall be otherwise effective, unless any such transfer is made in accordance with the terms and conditions of this Agreement, and the Company is hereby authorized by all of the Stockholders to enter appropriate stop transfer notations on its transfer records to give effect to this Agreement.

4.14.        Other Stockholders.  Subject to the restrictions on transfers of Shares contained herein, any person or entity who is not already a Stockholder acquiring Shares, shall, on or before the transfer or issuance to it of Shares, sign a counterpart or joinder to this Agreement in form reasonably satisfactory to the Company and shall thereby become a party to this Agreement to be bound hereunder as (i) a JH Stockholder if a Permitted Transferee (other than the Company) of a JH Stockholder, (ii) a Berkshire Stockholder if a Permitted Transferee (other than the Company) of a Berkshire Stockholder, (iii) a Management Stockholder if a Permitted Transferee (other than the Company) of a Management Stockholder, (iv) a Mezzanine Stockholder if a Permitted Transferee (other than the Company) of a Mezzanine Stockholder or (v) an Other Stockholder if such transferee (other than the Company) is a Permitted Transferee acquiring under clause (vii) of the definition of Permitted Transferee or does not fall within clause (i), (ii), (iii) or (iv) above.  Each such additional Stockholder shall be listed on the Schedule, as amended from time to time.

4.15.        No Waiver.  No course of dealing and no delay on the part of any party hereto in exercising any right, power or remedy conferred by this Agreement shall operate as waiver thereof or otherwise prejudice such party’s rights, powers and remedies.  No single or partial exercise of any rights, powers or remedies conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

4.16.        Counterparts.  This Agreement may be executed in two or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

4.17.        Headings.  All headings and captions in this Agreement are for purposes of reference only and shall not be construed to limit or affect the substance of this Agreement.

4.18.        Third Party Beneficiaries.  Nothing in this Agreement is intended or shall be construed to entitle any Person other than the Company and the Stockholders to any claim, cause of action, right or remedy of any kind.

4.19.        Consent to Jurisdiction.  The Company and each of the Stockholders, by its, his or her execution hereof, (i) hereby irrevocably submit to the exclusive jurisdiction of the state courts of the State of Delaware for the purposes of any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waive, to the extent not prohibited by applicable law, and agree not to assert by way of motion, as a defense or otherwise, in any such claim or action, any claim that it or he is not subject personally to the jurisdiction of the above-named courts, that its or his property is exempt or immune from attachment or execution, that any such proceeding brought in the above-named court is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (iii) hereby agree not to commence any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof other than before the above named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such claim or action to any court other than the above-named courts whether on the grounds of inconvenient forum or otherwise.  The Company and each of the Stockholders hereby consent to service of process in any such proceeding, and agree that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 4.5 hereof is reasonably calculated to give actual notice.

4.20.        WAIVER OF JURY TRIAL.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING.  EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 4.19 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE

RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT.   ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 4.19 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

THE COMPANY:	STB BEAUTY, INC.

	By:	/s/ Ross M. Jones
Name: Ross M. Jones
Title: President

THE JH STOCKHOLDERS:	JH MDB INVESTORS, L.P.
	By:	JHMD Beauty GP, LLC
	Its:	General Partner

	By:	/s/ John Hansen
Name: John Hansen
Title: Manager

[Signature Page to Stockholders Agreement]

THE BERKSHIRE STOCKHOLDERS:	BERKSHIRE FUND VI INVESTMENT CORP.

	By:	/s/ Ross M. Jones
Name: Ross M. Jones
Title: Vice President

BERKSHIRE FUND V, LIMITED PARTNERSHIP
	By:	Fifth Berkshire Associates LLC,
its General Partner

	By:	/s/ Ross M. Jones
Name: Ross M. Jones
Title: Manager Director

BERKSHIRE FUND VI, LIMITED PARTNERSHIP
	By:	Sixth Berkshire Associates LLC,
its General Partner

	By:	/s/ Ross M. Jones
Name: Ross M. Jones
Title: Manager Director

BERKSHIRE INVESTORS LLC

	By:	/s/ Ross M. Jones
Name: Ross M. Jones
Title: Manager Director

[Signature Page to Stockholders Agreement]

THE MANAGEMENT
STOCKHOLDERS:	/s/ Leslie A. Blodgett
Leslie A. Blodgett

/s/ Mary Ann Dunn	/s/ Phyllis Halili
Mary Ann Dunn	Phyllis Halili

/s/ Joshua A. Harrell	/s/ Jaime Hutter
Joshua A. Harrell	Jaime Hutter

/s/ Ibtisam Mogannam	/s/ Vicki Parotino
Ibtisam Mogannam	Vicki Parotino

/s/ Kristen Kendrick-Bigley	/s/ Sharon Zuckerman
Kristen Kendrick-Bigley	Sharon Zuckerman

/s/ Ron Pulga	/s/ Meri Feldman
Ron Pulga	Meri Feldman

/s/Andrew Molloy	/s/ Gigi Desin-Phillips
Andrew Molloy	Gigi Desin-Phillips

/s/ Deirdre Burke	/s/ Erika Nagel
Deirdre Burke	Erika Nagel

/s/ Sharon Lee	/s/ Staci Wilson
Sharon Lee	Staci Wilson

/s/ Julia Keroke	/s/ Sarina Godin
Julia Keroke	Sarina Godin

[Signature Page to Stockholders Agreement]

THE OTHER
STOCKHOLDERS:	PARIBAS NORTH AMERICA, INC.

	By:	/s/ Everett Schenk
Name: Everett Schenk
Title: President & Chief Executive Officer

/s/ Lea Anne Ottinger
Lea Anne Ottinger

RGIP, LLC

	By:	/s/ Alfred O. Rose
Name: Alfred O. Rose
Title: Managing Member

SQUAM LAKE INVESTORS VI, L.P.
	By:	BGPI, Inc.,
its Managing General Partner

	By:	/s/ Bill Doherty
Name: Bill Doherty
Title: Vice President

SUNAPEE SECURITIES, INC.

	By:	/s/ Mary Welch
Name: Mary Welch
Title: Assistant Treasurer

WABAN INVESTORS II, L.P.
	By:	BG Investments, Inc.,
its Managing General Partner

	By:	/s/ Graham Luce
Name: Graham Luce
Title: Director

[Signature Page to Stockholders Agreement]

THE OTHER
STOCKHOLDERS:		/s/ Stephen R. Karp
Stephen R. Karp

STEPHEN R. KARP 1999 TRUST VI

	By:	/s/ Steven R. Karp
Stephen R. Karp
Trustee

/s/ Steven S. Fischman
Steven S. Fischman

/s/ Steven S. Fischman
Gregory W. Sullivan with Power of Attorney dated 6/02/04

[Signature Page to Stockholders Agreement]

THE OTHER
STOCKHOLDERS:	CIT GROUP, INC.

	By:	/s/ John P. Sirico, II
Name: John P. Sirico, II
Title: Vice President and Assistant Chief Counsel

[Signature Page to Stockholders Agreement]

THE MEZZANINE
STOCKHOLDERS:	GLEACHER MEZZANINE FUND I, L.P.
	By:	Gleacher Mezzanine LLC,
its General Partner

	By:	/s/ Mary Gay
Name: Mary Gay
Title: Managing Director

GLEACHER MEZZANINE FUND P, L.P.
	By:	Gleacher Mezzanine LLC,
its General Partner

	By:	/s/ Mary Gay
Name: Mary Gay
Title: Managing Director

YORK STREET MEZZANINE
PARTNERS, L.P.
	By:	York Street Capital Partners, L.L.C.,
its General Partner

	By:	/s/ Christopher A. Layden
Name: Christopher A. Layden
Title: Managing Director

[Signature Page to Stockholders Agreement]

Exhibit A

Stockholder	Type of Stockholder	Common Stock	Rollover Options	Performance Options	Time Options
Berkshire Fund VI Investment Corp. c/o Berkshire Partners LLC One Boston Place Boston, MA 02108-4401 Attn: Ross Jones	Berkshire	864,528

Berkshire Fund V, Limited Partnership c/o Berkshire Partners LLC One Boston Place Boston, MA 02108-4401 Attn: Ross Jones	Berkshire	10,016,567

Berkshire Fund VI Limited Partnership c/o Berkshire Partners LLC One Boston Place Boston, MA 02108-4401 Attn: Ross Jones	Berkshire	10,036,429

Berkshire Investors LLC c/o Berkshire Partners LLC One Boston Place Boston, MA 02108-4401 Attn: Ross Jones	Berkshire	1,118,946

JH MDB Investors, L.P. 451 Jackson Street San Francisco, CA 94111-1615	JH	14,868,783

Paribas North America, Inc. 787 Seventh Avenue 32nd Floor New York, NY 10019	Other	1,115,159

Steven R. Karp c/o New England Development One Wells Ave Newton, MA 02459	Other	92,930

Steven R. Karp 1999 Trust VI c/o New England Development One Wells Ave Newton, MA 02459	Other	37,172

Steven S. Fischman c/o New England Development One Wells Ave Newton, MA 02459	Other	37,172

Gregory W. Sullivan c/o New England Development One Wells Ave Newton, MA 02459	Other	18,586

Lea Anne S. Ottinger 18 Brook Bay	Other	111,516

Mercer Island, WA 98040

RGIP, LLC c/o Ropes & Gray LLP One International Place Boston, MA 02110 Attn: R. Bradford Malt	Other	92,930

Squam Lake Investors VI, L.P. c/o Bain & Company, Inc. 131 Dartmouth Street Boston, MA 02116 Attn: Bill Doherty	Other	86,983

Sunapee Securities, Inc. c/o Bain & Company, Inc. 131 Dartmouth Street Boston, MA 02116 Attn: Mary Welch	Other	3,215

Waban Investors II, L.P. c/o The Bridgespan Group, Inc. 535 Boylston Street, 10thFloor Boston, MA 02116 Attn: Alan W. Tuck	Other	2,732

CIT Lending Services Corporation 1 CIT Drive Livingston, NJ 07039	Other	185,860

Gleacher Mezzanine Fund I, L.P. c/o Gleacher Mezzanine LLC 660 Madison Avenue, 17th Floor New York, NY 10021	Mezzanine	821,696

Gleacher Mezzanine Fund P, L.P. c/o Gleacher Mezzanine LLC 660 Madison Avenue, 17th Floor New York, NY 10021	Mezzanine	293,463

York Street Mezzanine Partners, L.P. One Pluckemin Way Bedminster, NJ 07921	Mezzanine	1,115,159